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Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

HEMISPHERE MEDIA GROUP, INC.,

HEMISPHERE MERGER SUB I, LLC,

HEMISPHERE MERGER SUB II, INC.,

HEMISPHERE MERGER SUB III, INC.,

AZTECA ACQUISITION CORPORATION,

INTERMEDIA ESPAÑOL HOLDINGS, LLC

AND

CINE LATINO, INC.

DATED AS OF JANUARY 22, 2013

 AGREEMENT AND PLAN OF MERGER

TABLE OF CONTENTS

i

EXHIBIT A	Registration Rights Agreement*
EXHIBIT B	Support Agreement**
EXHIBIT C	Lock-Up Agreement*
EXHIBIT D	Equity Restructuring and Warrant Purchase Agreement**
EXHIBIT E	Amended Parent Certificate of Incorporation*
EXHIBIT F	Amended Parent By-Laws*
EXHIBIT G	Directors and Officers of Azteca Surviving Corporation*
EXHIBIT H	Directors and Officers of IM Surviving LLC*
EXHIBIT I	Directors and Officers of Cine Surviving Corporation*
EXHIBIT J	Directors and Officers of Parent*
EXHIBIT K	Assignment, Assumption and Amendment of Warrant Agreement**
EXHIBIT L	Allocation of Cine Merger Consideration*

*
These exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Azteca Acquisition Corporation hereby undertakes to furnish copies of any of the exhibits upon request by the U.S. Securities and Exchange Commission.

**
These exhibits have been filed as exhibits to the Form 8-K dated January 23, 2013 filed by Azteca Acquisition Corporation with the U.S. Securities and Exchange Commission.

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2013 (this "Agreement"), is made by and among Hemisphere Media Group, Inc., a Delaware corporation ("Parent"), Hemisphere Merger Sub I, LLC, a Delaware limited liability company and an indirect wholly-owned Subsidiary of Parent ("IM Merger Sub"), Hemisphere Merger Sub II, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent ("Azteca Merger Sub"), Hemisphere Merger Sub III, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent ("Cine Merger Sub" and, together with IM Merger Sub and Azteca Merger Sub, the "Merger Subsidiaries"), Azteca Acquisition Corporation, a Delaware corporation ("Azteca"), InterMedia Español Holdings, LLC, a Delaware limited liability company ("IM"), and Cine Latino, Inc., a Delaware corporation and the direct parent of Parent ("Cine").

W I T N E S S E T H:

        WHEREAS, the Board of Directors of each of Parent, Azteca Merger Sub, Cine Merger Sub, Cine and Azteca and the respective governing bodies and members of each of IM Merger Sub and IM have approved the consummation of the business combinations provided for in this Agreement, pursuant to which (i) Azteca Merger Sub will merge with and into Azteca, with Azteca surviving (the "Azteca Merger"), whereby, upon the terms and subject to the conditions set forth herein, the shares of Azteca Common Stock will be converted into the right to receive the Azteca Merger Consideration, (ii) IM Merger Sub will merge with and into IM, with IM surviving (the "IM Merger"), whereby, upon the terms and subject to the conditions set forth herein, the IM Member will receive the IM Merger Consideration and (iii) Cine Merger Sub will merge with and into Cine, with Cine surviving (the "Cine Merger" and, together with the Azteca Merger and the IM Merger, the "Mergers"), whereby, upon the terms and subject to the conditions set forth herein, the shares of Cine Common Stock will be converted into the right to receive the Cine Merger Consideration;

        WHEREAS, the Board of Directors of Parent (the "Parent Board") has (i) determined that it is in the best interests of Parent and its stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby, including the Mergers, and (iii) authorized the proper officers of Parent to take appropriate action to cause the membership interests or shares, as applicable, of IM Merger Sub, Azteca Merger Sub and Cine Merger sub indirectly owned by Parent to be voted in favor of the adoption of this Agreement;

        WHEREAS, the Board of Directors of Azteca (the "Azteca Board") has (i) determined that it is in the best interests of Azteca and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by Azteca of this Agreement and the consummation of the transactions contemplated hereby, including the Azteca Merger, and (iii) resolved to recommend to Azteca's stockholders that they adopt this Agreement;

        WHEREAS, InterMedia Partners VII, L.P., the sole member of IM (the "IM Member"), shall, immediately after the execution and delivery of this Agreement, deliver a written consent approving this Agreement and the consummation of the transactions contemplated hereby, including the IM Merger;

        WHEREAS, Board of Directors of Cine (the "Cine Board") has (i) determined that it is in the best interests of Cine and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by Cine of this Agreement and the consummation of the transactions contemplated hereby, including the Cine Merger, and (iii) resolved to recommend to Cine's stockholders that they adopt this Agreement;

        WHEREAS, each of InterMedia Cine Latino, LLC, Cinema Aeropuerto, James M. McNamara, in its or his capacity as a stockholder of Cine shall, immediately after the execution and delivery of this

Agreement, deliver a unanimous written consent approving this Agreement and the consummation of the transactions contemplated hereby, including the Cine Merger;

        WHEREAS, the Board of Directors of Azteca Merger Sub has (i) determined that it is in the best interests of Azteca Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by Azteca Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Azteca Merger and (iii) resolved to recommend to its sole stockholder that it approve the Azteca Merger and adopt this Agreement;

        WHEREAS, Holdco, in its capacity as the sole member of IM Merger Sub shall, immediately after the execution and delivery of this Agreement, deliver a written consent approving this Agreement and the consummation of the transactions contemplated hereby, including the IM Merger;

        WHEREAS, Holdco, as sole stockholder of Azteca Merger Sub shall, immediately after the execution and delivery of this Agreement, deliver a written consent approving this Agreement and the consummation of the transactions contemplated hereby, including the Azteca Merger;

        WHEREAS, the Board of Directors of Cine Merger Sub has (i) determined that it is in the best interests of Cine Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and approved the execution, delivery and performance by Cine Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Cine Merger and (iii) resolved to recommend to its sole stockholder that it approve the Cine Merger and adopt this Agreement;

        WHEREAS, Holdco, as sole stockholder of Cine Merger Sub shall, immediately after the execution and delivery of this Agreement, deliver a written consent approving this Agreement and the consummation of the transactions contemplated hereby, including the Cine Merger;

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Mergers, taken together, shall constitute an exchange described in Section 351 of the Code;

        WHEREAS, as a condition and inducement to IM and Cine entering into this Agreement and incurring the obligations set forth herein, Parent, the IM Member, certain stockholders of Azteca and the stockholders of Cine, concurrently with the execution and delivery of this Agreement, are entering into the Registration Rights Agreement, in the form attached hereto as Exhibit A (as amended or modified from time to time in accordance with its terms, "Registration Rights Agreement");

        WHEREAS, as a condition and inducement to Azteca, IM and Cine entering into this Agreement and incurring the obligations set forth herein, certain stockholders of Azteca, the IM Member and the stockholders of Cine concurrently with the execution and delivery of this Agreement, have entered into (i) a Support Agreement, in the form attached as Exhibit B (as amended or modified from time to time in accordance with its terms, the "Support Agreement") and (ii) a Lock-Up Agreement, in the form attached as Exhibit C (as amended or modified from time to time in accordance with its terms, the "Lock-Up Agreement"); and

        WHEREAS, as a condition and inducement to the parties entering into this Agreement and incurring the obligations set forth herein, Azteca, Parent, the IM Member, the stockholders of Cine and certain stockholders of Azteca, concurrently with the execution and delivery of this Agreement, are entering into the Equity Restructuring and Warrant Purchase Agreement, in the form attached hereto as Exhibit D (as amended or modified from time to time in accordance with its terms, "Equity Restructuring and Warrant Purchase Agreement").

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

THE MERGERS

        Section 1.1    The Azteca Merger.

          (a)   At the Effective Time, Azteca Merger Sub shall be merged with and into Azteca in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Azteca Merger Sub shall cease and Azteca shall be the surviving corporation (the "Azteca Surviving Corporation").

          (b)   As soon as practicable on the Closing Date, the parties shall file a certificate of merger, certified by the Secretary of Azteca in accordance with the DGCL (the "Azteca Merger Filing"), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Azteca Merger. The Azteca Merger shall become effective at the Effective Time. As used herein, the term "Effective Time" means the time set forth in the Azteca Merger Filing in accordance with the DGCL and the Act.

          (c)   From and after the Effective Time, the Azteca Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Azteca Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Azteca and Azteca Merger Sub, all as provided under the DGCL.

        Section 1.2    The IM Merger.

          (a)   At the Effective Time, IM Merger Sub shall be merged with and into IM in accordance with the Delaware Limited Liability Company Act 6 Del. C. §§18-101, et seq. (the "Act"), and upon the terms set forth in this Agreement, whereupon the separate existence of IM Merger Sub shall cease and IM shall be the surviving limited liability company (the "IM Surviving LLC").

          (b)   Concurrently with the filing of the Azteca Merger Filing and the Cine Merger Filing, the parties shall file a certificate of merger, certified by the Secretary of IM in accordance with the Act (the "IM Merger Filing"), with the Delaware Secretary of State and make all other filings or recordings required by the Act in connection with the IM Merger. The IM Merger Filing shall provide that the IM Merger shall become effective at the Effective Time.

          (c)   From and after the Effective Time, the IM Merger shall have the effects set forth in the applicable provisions of the Act. Without limiting the generality of the foregoing, from and after the Effective Time, the IM Surviving LLC shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of IM and IM Merger Sub, all as provided under the Act.

        Section 1.3    The Cine Merger.

          (a)   At the Effective Time, Cine Merger Sub shall be merged with and into Cine in accordance with the DGCL, and upon the terms set forth in this Agreement, whereupon the separate existence of Cine Merger Sub shall cease and Cine shall be the surviving corporation (the "Cine Surviving Corporation" and together with the Azteca Surviving Corporation and the IM Surviving LLC, the "Surviving Entities").

          (b)   Concurrently with the filing of the Azteca Merger Filing and the IM Merger Filing, the parties shall file a certificate of merger, certified by the Secretary of Cine in accordance with the

  DGCL (the "Cine Merger Filing"), with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Cine Merger. The Cine Merger Filing shall provide that the Cine Merger shall become effective at the Effective Time.

          (c)   From and after the Effective Time, the Cine Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Cine Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Cine and Cine Merger Sub, all as provided under the DGCL.

        Section 1.4    Closing.    The closing of the Mergers (the "Closing") shall take place at 10:00 a.m., prevailing Eastern time, on a date to be specified by the parties, which shall be no later than the third Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions at the Closing) at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York, unless another time, date or place is agreed to in writing by the parties hereto). The date on which the Closing occurs is referred to herein as the "Closing Date."

        Section 1.5    Organizational Documents.

          (a)   At the Effective Time, (i) the certificate of incorporation of Azteca Merger Sub, as in effect immediately prior to the Effective Time (with the name of the corporation changed to "Azteca Acquisition Corporation"), shall be the certificate of incorporation of the Azteca Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the by-laws of Azteca Merger Sub, as in effect immediately prior to the Effective Time (with the name of the corporation changed to "Azteca Acquisition Corporation"), as so amended, shall be the by-laws of the Azteca Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of Azteca Merger Sub or by applicable Law.

          (b)   At the Effective Time, the limited liability company agreement of IM Merger Sub, as in effect immediately prior to the Effective Time (with the name of the limited liability company appropriately changed to "WAPA Holdings, LLC"), shall be the limited liability company agreement of the IM Surviving LLC, until thereafter changed or amended as provided therein or by applicable Law.

          (c)   At the Effective Time, (i) the certificate of incorporation of Cine Merger Sub, as in effect immediately prior to the Effective Time (with the name of the corporation changed to "Cine Latino, Inc."), shall be the certificate of incorporation of the Cine Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, and (ii) the by-laws of Cine Merger Sub, as in effect immediately prior to the Effective Time (with the name of the corporation changed to "Cine Latino, Inc."), as so amended, shall be the by-laws of the Cine Surviving Corporation, until thereafter changed or amended as provided therein, in the certificate of incorporation of Cine Merger Sub or by applicable Law.

          (d)   Cine shall take all appropriate action so that, at or prior to the Effective Time, (i) the certificate of incorporation of Parent shall be amended and restated in the form set forth on Exhibit E hereto (the "Amended Parent Certificate of Incorporation") and (ii) the amended and restated by-laws of Parent shall be in the form attached as Exhibit F hereto (the "Amended Parent By-Laws").

        Section 1.6    Board Composition; Officers and Managers.

          (a)   The initial directors of the Azteca Surviving Corporation and the initial officers of the Azteca Surviving Corporation shall be the individuals set forth on Exhibit G hereto, each to hold office in accordance with the certificate of incorporation and by-laws of the Azteca Surviving Corporation.

          (b)   The the initial officers of the IM Surviving LLC shall be the individuals set forth on Exhibit H hereto, each to hold office in accordance with limited liability company agreement and the certificate of formation of the IM Surviving LLC.

          (c)   The initial directors of the Cine Surviving Corporation and the initial officers of the Cine Surviving Corporation shall be the individuals set forth on Exhibit I hereto, each to hold office in accordance with the certificate of incorporation and by-laws of the Cine Surviving Corporation.

          (d)   (i) Cine shall cause the Board of Directors of Parent as of immediately following the Effective Time to be comprised of the following nine (9) individuals: (A) four (4) designated by IM, who shall initially be Peter Kern (who shall serve as Chairman of the Board of Directors of Parent), Leo Hindery and two (2) individuals to be designated by IM, (B) two (2) designated by the Sponsor, who shall initially be Gabriel Brener and John Engelman, (C) two (2) designated by Cinema Aeropuerto, who shall initially be Ernesto Vargas and Eric Neuman and (D) the Chief Executive Officer of Parent (who shall initially be Alan Sokol), who are divided into three classes in the manner as set forth on Exhibit J and (ii) the individuals set forth on Exhibit J shall be the officers of Parent.

ARTICLE II

EFFECTS OF THE MERGERS ON THE CAPITAL STOCK OF AZTECA, THE EQUITY INTERESTS
OF IM AND THE CAPITAL STOCK OF CINE; EXCHANGE OF CERTIFICATES

        Section 2.1    Effect on Azteca Capital Stock.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Azteca Merger and without any action on the part of Parent, Azteca Merger Sub, Azteca or the holders of any shares of Azteca Common Stock:

          (a)    Conversion of Azteca Common Stock.    Each share of Azteca Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Azteca Common Stock to be cancelled pursuant to Section 2.1(b), redeemed pursuant to the redemption provisions of the Azteca Charter and Dissenting Shares, will be automatically converted into and will thereafter represent the right to receive one validly issued, fully paid and non-assessable share of Parent Class A Common Stock (in the aggregate for all shares of Azteca Common Stock (other than any shares of Azteca Common Stock to be cancelled pursuant to Section 2.1(b), redeemed pursuant to the redemption provisions of the Azteca Charter and Dissenting Shares), the "Azteca Merger Consideration"). From and after the Effective Time, the Azteca Common Stock converted into the Azteca Merger Consideration pursuant to this Section 2.1(a) will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate previously representing any such Azteca Common Stock or shares of Azteca Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as an "Azteca Certificate") will thereafter cease to have any rights with respect to such Azteca Common Stock except the right to receive the Azteca Merger Consideration.

          (b)    Cancellation of Certain Shares of Azteca Common Stock.    Each share of Azteca Common Stock held by Azteca as treasury stock (including shares of Azteca Common Stock redeemed pursuant to the redemption provisions of the Azteca Charter), each share of Azteca Common Stock held by any direct or indirect Subsidiary of Azteca, and each share of Azteca Common Stock owned by Parent, IM, any Merger Subsidiary or any direct or indirect Subsidiary thereof, in each case as of immediately prior to the Effective Time, automatically shall be cancelled and cease to exist without any conversion thereof, and no consideration shall be paid with respect thereto.

          (c)   Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Azteca Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Azteca Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Shares") in accordance with Section 262 of the DGCL, will not be converted into the right to receive the Azteca Merger Consideration, and holders of such Dissenting Shares will be entitled to receive in lieu of the Azteca Merger Consideration payment of the appraised value of such Dissenting Shares determined in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Azteca Merger Consideration. Notwithstanding anything to the contrary contained in this Section 2.1(c), if this Agreement is terminated prior to the Effective Time, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Shares pursuant to Section 262 of the DGCL will cease. Azteca will give IM (i) prompt notice of any written demands received by Azteca for appraisal of Dissenting Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL which are received by Azteca relating to such holder's rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Azteca will not, except with the prior written consent of IM, make any payment with respect to any demand for appraisal or offer to settle or settle any such demands, and IM will not commit to make any such payment or enter into any such settlement prior to the Effective Time without the prior written consent of Azteca.

          (d)   If after the date hereof and prior to the Effective Time, Azteca pays a stock dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Azteca Common Stock, then the Azteca Merger Consideration will be appropriately adjusted to provide to the holders of the Azteca Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Azteca Merger Consideration, subject to further adjustment in accordance with this provision.

        Section 2.2    Azteca Warrants.    At the Effective Time, each Stockholder Warrant and Sponsor Warrant that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Azteca Common Stock and shall be converted, at the Effective Time, into a right to acquire shares of Parent Class A Common Stock (a "Converted Warrant"), on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement as amended by the Warrant Amendment. The number of shares of Parent Class A Common Stock subject to each such Converted Warrant shall be equal to the number of shares of Azteca Common Stock subject to each such Stockholder Warrant or Sponsor Warrant, as applicable, immediately prior to the Effective Time, and such Converted Warrant shall have an exercise price per share equal to the exercise price per share of Azteca Common Stock subject to such Converted Warrant immediately prior to the Effective Time, in each case, pursuant to the Warrant Agreement as amended by the Warrant Amendment.

        Section 2.3    Surrender and Payment.

          (a)   Prior to the Effective Time, Parent will appoint an exchange agent (the "Exchange Agent") for the purpose of exchanging Azteca Certificates for Azteca Merger Consideration. As

  soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Azteca Common Stock as of the Effective Time, whose shares of Azteca Common Stock were converted into the right to receive the Azteca Merger Consideration, a letter of transmittal (which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Azteca Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent) in such form as Parent and IM may reasonably agree, including instructions for use in effecting the surrender of Azteca Certificates (or effective affidavits of loss in lieu thereof) to the Exchange Agent in exchange for the Azteca Merger Consideration.

          (b)   At or prior to the Effective Time, Parent will cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of shares of Azteca Common Stock, shares of Parent Class A Common Stock and an amount of cash sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Azteca Certificates (or effective affidavits of loss in lieu thereof) pursuant to the provisions of this Article II. Following the Effective Time, Parent will make available to the Exchange Agent, when and as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.3(g). All cash and book-entry shares representing shares of Parent Class A Common Stock deposited with the Exchange Agent are referred to in this Agreement as the "Exchange Fund." The Exchange Agent will, pursuant to irrevocable instructions to be delivered to the Exchange Agent by Parent, deliver the appropriate Azteca Merger Consideration out of the Exchange Fund. The Exchange Fund will not be used for any other purpose. The Exchange Agent will invest any cash included in the Exchange Fund as directed by Parent; provided, that no such investment or losses thereon will affect the Azteca Merger Consideration payable to holders of shares of Azteca Common Stock entitled to receive such consideration or cash in lieu of fractional interests and Parent will promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Azteca Common Stock entitled to receive such consideration in the amount of any such losses. Any interest and other income resulting from such investments will be the property of, and paid to, Parent.

          (c)   Each holder of shares of Azteca Common Stock that have been converted into the right to receive the Azteca Merger Consideration, upon surrender to the Exchange Agent of an Azteca Certificate (or effective affidavits of loss in lieu thereof), together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor (i) the number of shares of Parent Class A Common Stock representing, in the aggregate, the whole number of shares of Parent Class A Common Stock, if any, that such holder has the right to receive and/or (ii) a check in the amount, if any, that such holder has the right to receive in cash, including cash for any dividends and other distributions payable pursuant to Section 2.3(g), pursuant to Section 2.1 and this Article II. The Azteca Merger Consideration will be paid as promptly as practicable (by mail or, to the extent commercially practicable, made available for collection by hand if so elected by the surrendering holder of an Azteca Certificate) after receipt by the Exchange Agent of the Azteca Certificate and letter of transmittal in accordance with the foregoing, and in any event no later than three Business Days following the later to occur of (i) the Effective Time, and (ii) the Exchange Agent's receipt of the Azteca Certificate and letter of transmittal in accordance with the foregoing. No interest will be paid or accrued on any Azteca Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Azteca Certificates.

          (d)   If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Azteca Certificate is registered, it will be a condition of such payment that the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Azteca Certificate or will establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable. If any portion of the Azteca Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Azteca Certificate is registered, it will be a condition to the registration thereof that the surrendered Azteca Certificate will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Azteca Merger Consideration will pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Azteca Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

          (e)   After the Effective Time, there will be no further registration of transfers of shares of Azteca Common Stock. From and after the Effective Time, the holders of Azteca Certificates representing shares of Azteca Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Azteca Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Azteca Certificates are presented to the Exchange Agent or Parent, they will be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth in this Article II. Notwithstanding anything to the contrary contained in this Agreement, the Azteca Surviving Corporation is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Azteca on shares of Azteca Common Stock in accordance with the terms of this Agreement prior to the date hereof and which remain unpaid at the Effective Time.

          (f)    Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Azteca Common Stock one year after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Azteca Common Stock for the Azteca Merger Consideration in accordance with this Article II prior to that time will thereafter look only to Parent for delivery of the Azteca Merger Consideration in respect of such holder's shares of Azteca Common Stock. Notwithstanding the foregoing, none of Parent, IM, IM Merger Sub, Azteca Merger Sub, the Azteca Surviving Corporation or Azteca will be liable to any holder of shares of Azteca Common Stock for any Azteca Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Azteca Merger Consideration remaining unclaimed by holders of shares of Azteca Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Laws, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

          (g)   No dividends or other distributions with respect to shares of Parent Class A Common Stock issued in the Azteca Merger will be paid to the holder of any unsurrendered Azteca Certificates until such Azteca Certificates are surrendered as provided in this Section 2.3. Following such surrender, subject to the effect of escheat, Tax or other applicable Laws, there will be paid, without interest, to the record holder of the shares of Parent Class A Common Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class A Common Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class A Common Stock with a record date after the Effective Time but with a payment date subsequent to such surrender. For purposes of dividends or other distributions with respect to shares of Parent Class A Common Stock, all shares of Parent Class A Common Stock to be issued pursuant to the Azteca Merger will be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

          (h)   Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to any Person who was a holder of Azteca Common Stock immediately prior to the Effective Time such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld (and paid to the applicable Governmental Authority) by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

          (i)    In the event any Azteca Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Azteca Certificates, upon the making of an affidavit of that fact by the holder thereof, such Azteca Merger Consideration as may be required pursuant to Section 2.1, cash for any dividends or distributions payable pursuant to Section 2.3(g); provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Azteca Certificates to deliver an agreement of indemnification in form reasonably satisfactory to Parent, or, if reasonably required by Parent, a bond in such reasonable sum as Parent may direct, as indemnity against any claim that may be made against Parent or the Exchange Agent in respect of Azteca Certificates alleged to have been lost, stolen or destroyed.

        Section 2.4    Azteca Merger Sub Common Stock.    At the Effective Time, each share of capital stock of Azteca Merger Sub held by Holdco immediately prior to the Effective Time shall be cancelled and extinguished and converted into one validly issued, fully paid and non-assessable share of common stock of the Azteca Surviving Corporation.

        Section 2.5    Effect on IM Units.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the IM Merger and without any action on the part of Parent, IM Merger Sub, IM or the IM Member:

          (a)    Conversion of IM Units.

              (i)  The IM Units issued and outstanding immediately prior to the Effective Time, other than any IM Units to be cancelled pursuant to Section 2.5(b), shall be automatically converted into the right to receive an aggregate of 20,432,462 shares of Parent Class B Common Stock and an amount (the "IM Cash Consideration") in cash equal to $1,191,655 (in the aggregate, the "IM Merger Consideration") to be allocated in full to the IM Member.

             (ii)  As a result of the IM Merger, at the Effective Time, the holder of IM Units shall cease to have any rights with respect thereto, except the right to receive the applicable IM Merger Consideration payable in respect of the IM Units.

          (b)    Cancellation of Certain Equity Interests of IM.    Any outstanding IM Units held by Parent, Azteca or any Merger Subsidiary or by any direct or indirect Subsidiary of IM, Parent, Azteca or any Merger Subsidiary, in each case as of immediately prior to the Effective Time, automatically shall be cancelled and cease to exist without any conversion thereof, and no consideration shall be paid with respect thereto.

          (c)    Adjustments to IM Merger Consideration.    The IM Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or

  Azteca Common Stock), reorganization, recapitalization, reclassification or other similar change with respect to Parent Common Stock or Azteca Common Stock having a record date on or after the date hereof and prior to the Effective Time.

        Section 2.6    Payment of IM Merger Consideration.

          (a)   At the Effective Time, Parent shall (i) issue to the IM Member that number of validly issued, fully paid and non-assessable shares of Parent Class B Common Stock representing, in the aggregate, the whole number of shares of Parent Class B Common Stock that the IM Member has the right to receive and (ii) pay to the IM Member the IM Cash Consideration. No interest will be paid or accrued on any IM Merger Consideration payable to the IM Member.

          (b)   After the Effective Time, there will be no further registration of transfers of IM Units. From and after the Effective Time, the IM Member will cease to have any rights with respect to such IM Units except as otherwise provided in this Agreement or by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the IM Surviving LLC is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by IM on IM Units in accordance with the terms of this Agreement prior to the date hereof and which remain unpaid at the Effective Time.

          (c)   Parent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to the IM Member such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld (and paid to the applicable Governmental Authority) by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the IM Member.

        Section 2.7    IM Merger Sub Equity Interests.    Each equity interest of IM Merger Sub issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled and extinguished and converted into one validly issued, fully paid and non-assessable equity interest of the IM Surviving LLC.

        Section 2.8    Effect on Cine Capital Stock.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Cine Merger and without any action on the part of Parent, Cine Merger Sub, Cine or the holders of any shares of Cine Common Stock:

          (a)    Conversion of Cine Common Stock.    The shares of Cine Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Cine Common Stock to be cancelled pursuant to Section 2.8(b), shall be automatically converted into the right to receive an aggregate of 12,567,538 shares of Parent Class B Common Stock and an amount (the "Cine Cash Consideration") in cash equal to $3,808,345 (in the aggregate for all shares of Cine Common Stock (other than any shares of Cine Common Stock to be cancelled pursuant to Section 2.8(b)), the "Cine Merger Consideration") to be allocated to the holders of Cine Common Stock as set forth in Exhibit L. As a result of the Cine Merger, at the Effective Time, the holders of Cine Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable Cine Merger Consideration payable in respect of the Cine Common Stock.

          (b)    Cancellation of Certain Shares of Cine Common Stock.    Each share of Cine Common Stock held by Cine as treasury stock, each share of Cine Common Stock held by any direct or indirect Subsidiary of Cine, and each share of Cine Common Stock owned by Parent, IM, any Merger Subsidiary or any direct or indirect Subsidiary thereof, in each case as of immediately prior to the Effective Time, automatically shall be cancelled and cease to exist without any conversion thereof, and no consideration shall be paid with respect thereto.

          (c)    Adjustments to Cine Merger Consideration.    The Cine Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Azteca Common Stock), reorganization, recapitalization, reclassification or other similar change with respect to Parent Common Stock or Azteca Common Stock having a record date on or after the date hereof and prior to the Effective Time.

        Section 2.9    Payment of Cine Merger Consideration.

          (a)   At the Effective Time, Parent shall (i) issue to each holder of Cine Common Stock that number of validly issued, fully paid and non-assessable shares of Parent Class B Common Stock representing, in the aggregate, the whole number of shares of Parent Class B Common Stock that such holder of Cine Common Stock has the right to receive and (ii) pay to each holder of Cine Common Stock its respective portion of the Cine Cash Consideration. No interest will be paid or accrued on any Cine Merger Consideration payable to such holder of Cine Common Stock.

          (b)   After the Effective Time, there will be no further registration of transfers of Cine Common Stock. From and after the Effective Time, the holders of Cine Common Stock will cease to have any rights with respect to such Cine Common Stock, except the right to receive the applicable Cine Merger Consideration payable in respect of the Cine Common Stock, and as otherwise provided in this Agreement or by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Cine Surviving Corporation is obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Cine on shares of Cine Common Stock in accordance with the terms of this Agreement prior to the date hereof and which remain unpaid at the Effective Time.

          (c)   Parent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement to the holders of Cine Common Stock such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld (and paid to the applicable Governmental Authority) by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders of Cine Common Stock.

        Section 2.10    Cine Merger Sub Common Stock.    At the Effective Time, each share of capital stock of Cine Merger Sub held by Holdco immediately prior to the Effective Time shall be cancelled and extinguished and converted into one validly issued, fully paid and non-assessable share of common stock of the Cine Surviving Corporation.

        Section 2.11    Closing Actions.    At or prior to the Closing, the following actions shall be taken:

          (a)   Parent shall deliver:

              (i)  to the Exchange Agent, shares of Parent Class A Common Stock sufficient to be issued pursuant to Section 2.1;

             (ii)  to the IM Member, (i) shares of Parent Class B Common Stock issued pursuant to Section 2.5 and Section 2.6 and (ii) the IM Cash Consideration payable pursuant to Section 2.5 and Section 2.6 by wire transfer of immediately available funds to the account or accounts designated in writing by the IM Member; and

            (iii)  to the holders of Cine Common Stock, (i) shares of Parent Class B Common Stock issued pursuant to Section 2.8 and Section 2.9 and (ii) the Cine Cash Consideration payable pursuant to Section 2.8 and Section 2.9 by wire transfer of immediately available funds to the account or accounts designated in writing by such holders of Cine Common Stock, to be allocated among such holders in accordance with Exhibit L.

 ARTICLE III

REPRESENTATIONS AND WARRANTIES OF IM

        IM represents and warrants to Azteca as follows:

        Section 3.1    Organization and Qualification.    IM is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its organization. Each IM Subsidiary is duly formed, validly existing and in good standing under the laws of the state of its organization. IM and each IM Subsidiary have all requisite organizational power and authority to own, lease and operate their respective properties and carry on their business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an IM Material Adverse Effect. Except as set forth in Section 3.1 of the IM Disclosure Schedule, IM and each IM Subsidiary has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its respective business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have an IM Material Adverse Effect. IM has made available to Azteca true and correct copies of the organizational documents for IM and the IM Subsidiaries as in effect on the date hereof.

        Section 3.2    Capitalization of IM.

          (a)   Section 3.2(a) of the IM Disclosure Schedule sets forth a complete and accurate list of the authorized, issued and outstanding limited liability company interests of IM as of the date hereof, all of which are issued to and held by, the IM Member. There are no other equity securities of IM authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the equity interests of, or other voting interest in, IM, to which IM or any of the IM Subsidiaries is a party or is bound requiring the issuance, delivery or sale of equity interests of IM. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of, or other voting interest in, IM to which IM is a party or is bound. IM has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the sole member of IM on any matter. There are no contracts to which IM is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any equity interests of, or other voting interest in, IM or (y) vote or dispose of any equity interests of, or other voting interest in, IM. There are no irrevocable proxies and no voting agreements with respect to any equity interests of, or other voting interest in, IM.

          (b)   All of the issued and outstanding equity interests of IM as of the date hereof are duly authorized, validly issued and free of any preemptive rights in respect thereto. The holder of the outstanding limited liability company interests of IM has no obligation to make any further payments in respect of such interests or contribution to IM solely by reason of its ownership of such interests or its status as the sole member of IM.

        Section 3.3    Subsidiaries.

          (a)   Section 3.3(a) of the IM Disclosure Schedule sets forth a complete and accurate list of the name and jurisdiction of each of the IM Subsidiaries and the authorized, issued and outstanding equity interests of each IM Subsidiary. All of the outstanding equity interests of each IM Subsidiary are duly authorized, validly issued, fully paid and non-assessable, if applicable, and are directly owned, beneficially and of record by IM or an IM Subsidiary, free and clear of any Encumbrances other than (i) Encumbrances contained in clause (ix) of the definition of Permitted Encumbrances, all of which will be discharged on or prior to the Closing Date, (ii) Encumbrances on transfer imposed under applicable securities law and (iii) Encumbrances created by acts of Azteca or its Affiliates' acts. There are no other equity securities of any IM Subsidiary authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which any IM Subsidiary is a party or may be bound requiring the issuance, delivery or sale of shares of capital stock, or other equity interests, of any IM Subsidiary. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the equity interests of, or other voting interest in, any IM Subsidiary to which IM or an IM Subsidiary is bound. No IM Subsidiary has any authorized or outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equity holders of such IM Subsidiary on any matter. There are no contracts to which IM or any IM Subsidiary is a party or by which IM or any IM Subsidiary is bound to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, any IM Subsidiary or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interest in, any IM Subsidiary. There are no irrevocable proxies and no voting agreements with respect to any shares of equity interests, or other voting interest in, any IM Subsidiary.

          (b)   Neither IM nor any IM Subsidiary owns, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any Person (other than an IM Subsidiary).

        Section 3.4    Authority; Binding Obligation.    IM has full requisite limited liability company authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required limited liability company action on the part of IM and no other proceedings on the part of IM are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby, subject, in the case of the IM Merger, to the receipt of the consent of the sole member of IM. This Agreement has been duly executed and delivered by IM and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of IM, enforceable against IM in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies; and (b) general principles of equity.

        Section 3.5    No Defaults or Conflicts.    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by IM and performance by IM of its obligations hereunder (a) does not result in any violation of the organizational documents of IM or any IM Subsidiary; (b) except as set forth in Section 3.5 of the IM Disclosure Schedule, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any IM Material Contract or Lease (subject to any applicable consent rights of a lessor under a Lease); and (c) does not violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over IM, the IM Subsidiaries or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole.

        Section 3.6    No Governmental Authorization Required.    Except for applicable requirements of Competition Laws and the Communications Act, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by IM in connection with the due execution, delivery and performance by IM of this Agreement and the consummation by IM of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole, or materially impair IM's ability to consummate the transactions contemplated hereby.

        Section 3.7    Financial Statements; Information Supplied.

          (a)   The consolidated balance sheets included in the IM Financial Statements fairly present, in all material respects, the consolidated financial position of IM and each IM Subsidiary as of their respective dates, and the other related statements included in the IM Financial Statements fairly present, in all material respects, the results of their consolidated operations and cash flows for the periods indicated, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the IM Audited Financial Statements and subject, in the case of the IM Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes. The IM Financial Statements, including, in the case of the IM Audited Financial Statements, the footnotes thereto, have been prepared from the books and records of IM and have been prepared in accordance with GAAP consistently applied.

          (b)   Except (i) as set forth in Section 3.7(b) of the IM Disclosure Schedule, the IM Audited Financial Statements (including the footnotes thereto) or the IM Interim Balance Sheet, (ii) for liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the IM Interim Balance Sheet and (iii) as would not, individually or in the aggregate, result in an IM Material Adverse Effect, IM and IM Subsidiaries do not have any liabilities, Indebtedness, debts or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected or reserved against in a balance sheet of IM and the IM Subsidiaries.

          (c)   None of the information supplied or to be supplied by or on behalf of IM for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective under the Securities Act) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to Azteca's stockholders and holders of Stockholder Warrants and at the time of the Azteca Stockholder Approval and Warrantholders Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing provisions of this Section 3.7(c), no representation or warranty is made by IM with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus and the Registration Statement that was not supplied by or on behalf of IM specifically for inclusion or reference therein.

        Section 3.8    Intellectual Property.

          (a)   Section 3.8(a) of the IM Disclosure Schedule sets forth material Intellectual Property owned by IM or any IM Subsidiary that is registered, issued or subject to a pending application for registration or issuance.

          (b)   Except as set forth in Section 3.8(b) of the IM Disclosure Schedule, IM or an IM Subsidiary, as applicable, owns, is licensed to use or otherwise has the right to use all Intellectual Property material to the operation of the business of IM and the IM Subsidiaries, taken as a whole, as of the date hereof, free and clear of any Encumbrances other than Permitted Encumbrances. IM or an IM Subsidiary, as applicable, has the right to broadcast the programming such entity broadcasts in all material respects.

          (c)   Except as set forth in Section 3.8(c) of the IM Disclosure Schedule, neither the validity of, nor IM's or the applicable IM Subsidiary's title to, any material Intellectual Property owned by IM or any IM Subsidiary is being challenged in any litigation to which IM or an IM Subsidiary is a party that would reasonably be expected to have, individually or in the aggregate, an IM Material Adverse Effect.

          (d)   Except as set forth in Section 3.8(d) of the IM Disclosure Schedule, to the knowledge of IM, (i) no Person is materially infringing or violating any of the Intellectual Property owned by IM or any IM Subsidiary, and (ii) the manufacture, marketing, license, distribution, sale and use of products currently sold by IM or an IM Subsidiary, as applicable, does not violate in any material respect any Intellectual Property right of any third party.

        Section 3.9    Compliance with the Laws.    The business of IM and the IM Subsidiaries, taken as a whole, is not being conducted in violation of any federal, state, provincial, county, municipal, local laws, ordinances and regulations, except such violations which, individually or in the aggregate, would not be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole. No representation or warranty is given under this Section 3.9 with respect to Taxes, ERISA or Environmental Laws, which matters are covered exclusively under Section 3.12, 3.14, 3.15 and 3.16, respectively.

        Section 3.10    Contracts.    Section 3.10 of the IM Disclosure Schedule lists or describes, as of the date hereof, and (except as set forth in Section 3.10 of the IM Disclosure Schedule) copies have been made available to Azteca, all contracts, agreements and instruments (other than IM Benefit Plans, Leases, purchase orders and any contracts, agreements and instruments between IM or any IM Subsidiary, on the one hand, and any other IM Subsidiary, on the other hand) to which IM or any IM Subsidiary is a party or to which their respective assets, property or business are bound or subject as of the date hereof, which (a) IM or any IM Subsidiary has made payments under of more than $100,000 in the twelve (12) calendar months ended December 31, 2012; (b) are IM Affiliation Agreements or Retransmission Consent Agreements pursuant to which IM or any IM Subsidiary has received payments pursuant to of more than $200,000 in the twelve (12) calendar months ended December 31, 2012; (c) are contracts, agreements or instruments relating to Indebtedness, including surety bonds, performance bonds and letters of credit; (d) are partnership, joint venture or similar agreements; (e) are contracts, agreements or instruments which restrict IM or any IM Subsidiary from engaging in any material aspect of its business anywhere in the world as conducted on the date hereof; (f) involve any standstill or similar arrangement in effect on the date hereof; (g) grant any counterparty a right of first refusal, first offer or first negotiation; or (h) IM or any IM Subsidiary has granted any exclusive marketing, sales representative relationship, franchising consignment or distribution right to any third party (collectively, the contracts listed in Section 3.10 of the IM Disclosure Schedule are referred to herein as the "IM Material Contracts"). With respect to all IM Material Contracts, neither IM, any IM Subsidiary nor, to the knowledge of IM, any other party to any such contract is in breach thereof or default thereunder and there does not exist under any IM Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by IM, any IM Subsidiary or, to the knowledge of IM, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole.

        Section 3.11    Litigation.    Except as set forth in Section 3.11 of the IM Disclosure Schedule, as of the date hereof, there are no Actions pending, or to the knowledge of IM, threatened against IM or any IM Subsidiary or any material portion of their respective properties or assets before any Governmental Authority against or involving IM or any IM Subsidiary that, individually or in the aggregate, would reasonably be expected to be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole. As of the date hereof, neither IM nor any IM Subsidiary is subject to any Order of, or before, any Governmental Authority. To the knowledge of IM, as of the date hereof there are no investigations pending or threatened by any Governmental Authority with respect to IM or any of its Subsidiaries or any of their properties or assets.

        Section 3.12    Taxes.    Except as set forth in Section 3.12 of the IM Disclosure Schedule:

          (a)   All material Tax Returns required to be filed by or with respect to IM or any IM Subsidiary have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects.

          (b)   All material Taxes due and payable by IM and the IM Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid.

          (c)   All material deficiencies for Taxes asserted or assessed in writing against IM or the IM Subsidiaries have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the IM Financial Statements.

          (d)   No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of IM, threatened in writing with respect to any material Taxes due from or with respect to IM or any IM Subsidiary.

          (e)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from IM or any IM Subsidiary for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not, individually or in the aggregate, reasonably be expected to result in a material liability to IM and the IM Subsidiaries, taken as a whole.

          (f)    Neither IM nor any of its Subsidiaries has engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (g)   IM and each of the IM Subsidiaries have withheld and paid all Taxes required to have been withheld and paid by such entity in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (h)   Neither IM nor any IM Subsidiary is a party to any Tax allocation or sharing agreement. Neither IM nor any IM Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has any liability for the Taxes of any person other than IM or any IM Subsidiary) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. An affiliated group, for this purpose, means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

          (i)    Neither IM nor any IM Subsidiary has any actual or potential obligation to reimburse or otherwise "gross-up" any person for Tax set forth under Section 409A or 280G of the Code (or any similar provision of state, local or foreign law).

          (j)    This Section 3.12 constitutes the exclusive representations and warranties of IM with respect to Taxes. No representation or warranty contained in this Section 3.12 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the Closing Date.

        Section 3.13    Permits; FCC Authorizations.

          (a)   IM and each IM Subsidiary have all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights necessary for the lawful conduct of IM's and each IM Subsidiary's businesses as presently conducted, or the lawful ownership of properties and assets or the operation of their businesses as conducted on the date hereof (collectively, "IM Permits"). All such IM Permits are in full force and effect, and there has occurred no default under any IM Permit by IM or any IM Subsidiary except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole.

          (b)   Section 3.13(b) of the IM Disclosure Schedule lists all of the material FCC Authorizations (the FCC Authorizations set forth in Section 3.13(b) of the IM Disclosure Schedule, the "Material FCC Authorizations"). IM has made available to Azteca true, correct and complete copies of the Material FCC Authorizations. Except as disclosed in Section 3.13(b) of the IM Disclosure Schedule, the Material FCC Authorizations are in full force and effect. The FCC Authorizations that authorize the Stations' current main station broadcast licenses have been issued for the full eight-year term customarily issued for television broadcast stations in Puerto Rico and are not subject to any condition except for those conditions that appear on the face of such FCC Authorizations or those conditions applicable to television broadcast licenses generally or those conditions disclosed in Section 3.13(b) of the IM Disclosure Schedule.

          (c)   Except as set forth in Section 3.13(c) of the IM Disclosure Schedule, IM and the IM Subsidiaries have no applications pending before the FCC relating to the Stations or any FCC Authorizations as of the date of this Agreement.

          (d)   Except as set forth in Section 3.13(d) of the IM Disclosure Schedule, IM and the IM Subsidiaries have operated the Stations and the related facilities authorized by the FCC Authorizations in compliance with the Communications Act and the terms of the FCC Authorizations, have filed or made all applications, reports and other disclosures required by the FCC to be made in respect of the Stations and the FCC Authorizations, and have timely paid all FCC regulatory fees in respect thereof, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have an IM Material Adverse Effect.

          (e)   Except as set forth in Section 3.13(e) of the IM Disclosure Schedule, to the knowledge of IM, (i) there are no applications, petitions, complaints, proceedings or other actions pending or threatened before the FCC relating to the Stations, (ii) there is not pending or threatened any action by or before the FCC to revoke, suspend, cancel, rescind, modify or refuse to renew any of the FCC Authorizations, and (iii) there is not now issued or outstanding, pending or threatened, by or before the FCC, any order to show cause, notice of violation, notice of apparent liability, notice of forfeiture or complaint against IM or the IM Subsidiaries with respect to the Stations that, in the case of any of clauses (i), (ii) or (iii), would reasonably be expected to have, individually or in the aggregate, an IM Material Adverse Effect, other than proceedings affecting broadcast television stations generally.

          (f)    The representations and warranties set forth in this Section 3.13 are the exclusive representations and warranties made by IM with respect to the FCC Authorizations and matters arising under or pursuant to the Communications Act.

        Section 3.14    Employee Benefit Plans.

          (a)   Section 3.14(a) of the IM Disclosure Schedule contains a true and complete list of each material "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, restricted stock, severance, employment, consulting, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement, medical, dental, life insurance and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, which IM or any IM Subsidiary sponsors, maintains or contributes to for the benefit of its current or former employees, or which IM or any IM Subsidiary has any liability or obligation thereunder. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "IM Benefit Plans."

          (b)   With respect to each IM Benefit Plan (other than a IM Benefit Plan that is a "multiemployer plan" as defined in Section 3(37) of ERISA (a "Multiemployer Plan")), IM has made available to Azteca a current and complete copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description, and (iv) for the two (2) most recent plan years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) all applicable tax-qualification related nondiscrimination testing results.

          (c)   Except as set forth in Section 3.14(c) of the IM Disclosure Schedule, neither IM nor any IM Subsidiary contributes to any Multiemployer Plan. With respect to any IM Benefit Plan that is a Multiemployer Plan: (i) neither IM nor any IM ERISA Affiliate has incurred and is not expected to incur, directly or indirectly, any withdrawal liability (within the meaning of Title IV of ERISA) with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (ii) no such plan is (or is expected to be) insolvent (within the meaning of Section 4245 of ERISA) or in reorganization (within the meaning of Section 4241 of ERISA) and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists or is expected to exist with respect to any such plan; and (iii) neither the IM nor any IM ERISA Affiliate has withdrawn, partially withdrawn, or received any notice of any claim or demand for withdrawal liability against any of them. For purposes of this Agreement "IM ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with IM would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

          (d)   (i) Each IM Benefit Plan (other than any Multiemployer Plan) has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole; (ii) each IM Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and to the knowledge of IM nothing has occurred that could reasonably be expected to cause the loss of such qualification; (iii) for each IM Benefit Plan that is a "welfare plan" within the meaning of ERISA Section 3(1), and except as set forth in Section 3.14(d) of the IM Disclosure Schedule, (x) neither IM nor any IM Subsidiary has any liability or obligation under any plan which provides medical or death benefits with respect to current or former employees of IM or any IM Subsidiary beyond their termination of employment (other than coverage mandated by law) and (y) none is a self-insured group health plan; (iv) with respect to each IM Benefit Plan (other than any Multiemployer Plan), all premiums, contributions, or other payments required to have been made by law or under the terms of any IM Benefit Plan or any contract or agreement relating thereto as of the Closing Date have been made; (v) with respect to each Multiemployer Plan to which IM or any IM Subsidiary participates, all premiums, contributions, or other payments required to have been made by law or under the terms of any such Multiemployer Plan or any contract or agreement relating thereto by IM or any IM Subsidiary on behalf of its employees as of the Closing Date have been timely made; and (vi) no non-exempt "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any IM Benefit Plan.

          (e)   None of the IM Benefit Plans are (i) subject to Section 412 of the Code or Title IV of ERISA or (ii) multiple employer plans as defined in Section 413(c) of the Code.

          (f)    With respect to any IM Benefit Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of IM, threatened and (ii) to the knowledge of IM, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole.

          (g)   Except as set forth in Section 3.14(g) of the IM Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) result in any material payment from IM or any IM Subsidiary becoming due, or increase materially the amount of any compensation due, in each case to any current or former employee of IM or any IM Subsidiary, (ii) materially increase any benefits otherwise due under any IM Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from IM or any IM Subsidiary to any current or former employee of IM or any IM Subsidiary or (iv) result in the payment of any amount by IM or any IM Subsidiaries being classified as an excess parachute payment under Section 280G of the Code.

          (h)   The representations and warranties set forth in this Section 3.14 are the exclusive representations and warranties made by IM with respect to ERISA and employee benefit matters.

        Section 3.15    Labor Relations.

          (a)   Except as set forth in Section 3.15(a) of the IM Disclosure Schedule or as would not be reasonably expected to be material to the operation of the business of IM and the IM Subsidiaries, taken as a whole, (i) in the last two (2) years, neither IM nor any of the IM Subsidiaries have experienced any work stoppage, labor strike, slowdown, or other material labor dispute, disruption or claim of unfair labor practices and, to the knowledge of IM, none is threatened, (ii) IM and the IM Subsidiaries are in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice and (iii) there is no unfair labor practice charge or complaint against IM or any of the IM Subsidiaries pending before the National Labor Relations Board or any similar state agency. There are no material administrative charges or court complaints against IM or any of the IM Subsidiaries concerning workman's compensation, alleged employment discrimination or other employment related matters or breach of any law, regulation or contract pending or, to the knowledge of IM, threatened before any Governmental Authority and to the knowledge of IM, no employee or agent of IM or any of the IM Subsidiaries has committed any act or omission giving rise to liability for any such violation or breach.

          (b)   Except as set forth in Section 3.15(b) of the IM Disclosure Schedule, neither IM nor any of the IM Subsidiaries is a party to or bound by any collective bargaining agreement with any labor organization.

        Section 3.16    Environmental Compliance.    Each of IM and each IM Subsidiary is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, result in an IM Material Adverse Effect. Each of IM and each IM Subsidiary have all permits, authorizations and approvals required under any applicable Environmental Laws of the business of IM and the IM Subsidiaries as presently conducted, except where the failure to have such permits, authorizations and approvals would not, individually or in the aggregate, result in an IM Material Adverse Effect and are each in compliance with the requirements of such permits, authorizations and approvals, except where the failure to be in compliance would not, individually or in the aggregate, result in an IM Material Adverse Effect. There are no pending or to the knowledge of IM, threatened Environmental Claims against IM or any IM Subsidiary that would result in an IM Material Adverse Effect. To IM's knowledge, no release of any Hazardous Substance has occurred on, in, under or from the IM Real Property for which there was an obligation under Environmental Law to perform any investigation or remedial action except for releases that would not result in an IM Material Adverse Effect. The representations and warranties set forth in this Section 3.16 are the exclusive representations and warranties made by IM with respect to Environmental Claims and matters arising under or pursuant to Environmental Laws.

        Section 3.17    Insurance.    All material insurance policies (the "Insurance Policies") with respect to the properties, assets, or business of IM and the IM Subsidiaries are in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, neither IM nor any IM Subsidiary has received a written notice of cancellation or non-renewal of any Insurance Policy, nor, to IM's knowledge, is the termination of any Insurance Policy threatened.

        Section 3.18    Real Property.    IM and the IM Subsidiaries own the real property specified in Section 3.18 of the IM Disclosure Schedule under the heading "Owned Properties", and have leasehold, subleasehold or license interests in the real property specified in Section 3.18 of the IM Disclosure Schedule under the heading "Leased Properties" (collectively, the "IM Real Property"). Section 3.18 of the IM Disclosure Schedule contains a complete and accurate list as of the date hereof of all IM Real Property held by IM and/or the IM Subsidiaries as lessee, sublessee or licensee, including all leases, subleases, licenses and other arrangements relating to the use or occupancy of the IM Real Property by IM and the IM Subsidiaries (each, a "Lease", and collectively, the "Leases"). Section 3.18 of the IM Disclosure Schedule contains a complete and accurate list as of the date hereof of all Leases, and any subleases or sublicenses pursuant to which IM and/or the IM Subsidiaries sublease or sublicense any of the Leased Properties to third parties ("Subleases"). As of the date hereof, to the knowledge of IM, neither IM nor any IM Subsidiary, as applicable, is in breach in any material respect under any Lease or Sublease to which any such entity is a party, that is material to the operation of the business of IM and the IM Subsidiaries taken as a whole. Except as set forth in Section 3.18 of the IM Disclosure Schedule, all of the Leases and Subleases that are material to the operation of the business of IM and the IM Subsidiaries taken as a whole are, to the knowledge of IM, in full force and effect. Notwithstanding the foregoing, certain employees engaged in advertising sales occupy de minimis office space in New York and Florida; any agreements, oral or written, relating thereto shall not be deemed Leases.

        Section 3.19    Affiliate Transactions.    Except for (a) employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business or (b) as disclosed in Section 3.19 of the IM Disclosure Schedule, neither IM nor any IM Subsidiary is a party to any agreement with, or involving the making of any payment or transfer of assets, to any Affiliate of IM (other than IM and the IM Subsidiaries).

        Section 3.20    Absence of Certain Changes or Events.    Except as set forth in Section 3.20 of the IM Disclosure Schedule, or as otherwise contemplated by this Agreement, (a) during the period from the date of the IM Interim Balance Sheet to the date of this Agreement, IM and each IM Subsidiary have conducted their respective businesses in the ordinary course of business, consistent with past practices, and they have not engaged in any of the activities prohibited by Section 6.2(b)(x), (xi), (xiv) and (xvi) of this Agreement and (b) since the date of the IM Audited Balance Sheet, there has been no IM Material Adverse Effect.

        Section 3.21    Brokers.    Other than Morgan Stanley & Co. LLC ("Morgan Stanley"), no broker, finder or similar intermediary has acted for or on behalf of IM or any IM Subsidiary in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement with IM or any IM Subsidiary or any action taken by them.

        Section 3.22    Exclusivity of Representations.    The representations and warranties made by IM in this Agreement are the exclusive representations and warranties made by IM. IM hereby disclaims any other express or implied representations or warranties. IM is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of IM or any IM Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CINE

        Cine represents and warrants to Azteca as follows:

        Section 4.1    Organization and Qualification; Formation of Parent, Holdco and Merger Subsidiaries.

          (a)   Cine is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its organization. Cine has all requisite organizational power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Cine Material Adverse Effect. Cine has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have a Cine Material Adverse Effect. Cine has made available to Azteca true and correct copies of the charter and by-laws for Cine as in effect on the date hereof.

          (b)    Formation of Parent, Holdco and Merger Subsidiaries.

              (i)  Cine has caused Parent to be organized under the laws of the State of Delaware for the sole purpose of effectuating the Mergers and the other transactions contemplated hereby, and owns 100% of the capital stock of Parent. As of the date hereof, the authorized capital stock of Parent consists of 100 shares of common stock, par value $0.0001 per share, all of which outstanding and are validly issued, fully paid and non-assessable, and owned by Cine free and clear of any pledges or Encumbrances (other than statutory Encumbrances for current Taxes not yet due and any Permitted Encumbrances described in clause (viii) of the definition of Permitted Encumbrances). Each share of Parent common stock that is owned by Cine immediately prior to the Effective Time shall, at the Effective Time, be repurchased by Parent for nominal consideration and cancelled. Since its date of incorporation, Parent has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

             (ii)  Cine has caused Parent to organize, and Parent has organized Hemisphere Media Holdings, LLC ("Holdco") under the laws of the State of Delaware. As of the date hereof, the authorized equity interests of Holdco consists of 100 common units, all of which are issued and outstanding, and owned by Parent free and clear of any pledges or Encumbrances (other than statutory Encumbrances for current Taxes not yet due and any Permitted Encumbrances described in clause (viii) of the definition of Permitted Encumbrances). Since its date of formation, Holdco has not carried on any business or conducted any operations other than matters ancillary hereto.

            (iii)  Cine has caused Holdco to organize, and Holdco has organized, the Merger Subsidiaries under the laws of the State of Delaware. As of the date hereof, the authorized capital stock of Azteca Merger Sub consists of 100 shares of common stock, par value $0.0001 per share, all of which are outstanding and are validly issued, fully paid and non-assessable, and owned by Holdco free and clear of any pledges or Encumbrances (other than statutory Encumbrances for current Taxes not yet due and any Permitted Encumbrances described in clause (viii) of the definition of Permitted Encumbrances). As of the date hereof, the authorized equity interests of IM Merger Sub consists of 100 common units, all of which are issued and outstanding, and owned by Holdco free and clear of any pledges or Encumbrances (other than statutory Encumbrances for current Taxes not yet due and any Permitted Encumbrances described in clause (viii) of the definition of Permitted Encumbrances). As of the date hereof, the authorized equity interests of Cine Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are issued and outstanding, and owned by Holdco free and clear of any pledges or Encumbrances (other than statutory Encumbrances for current Taxes not yet due and any Permitted Encumbrances described in clause (viii) of the definition of Permitted Encumbrances). Since its date of incorporation or formation, as applicable, none of the Merger Subsidiaries has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its respective obligations hereunder and matters ancillary hereto.

        Section 4.2    Capitalization of Cine.

          (a)   Section 4.2(a) of the Cine Disclosure Schedule sets forth a complete and accurate list of the authorized, issued and outstanding capital stock of Cine as of the date hereof. There are no other shares of capital stock or other equity securities of Cine authorized, issued, reserved for issuance or outstanding and no outstanding or authorized options, warrants, convertible or exchangeable securities, subscriptions, rights (including any preemptive rights), calls or commitments of any character whatsoever, relating to the capital stock of, or other equity or voting interest in, Cine, to which Cine is a party or is bound requiring the issuance, delivery or sale of shares of capital stock of Cine. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of, or other equity or voting interest in, Cine to which Cine is a party or is bound. Cine has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of Cine Common Stock on any matter. There are no contracts to which Cine is a party or by which it is bound to (x) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interest in, Cine or (y) vote or dispose of any shares of capital stock of, or other equity or voting interest in, Cine. There are no irrevocable proxies and no voting agreements with respect to any shares of capital stock of, or other equity or voting interest in, Cine.

          (b)   All of the issued and outstanding shares of capital stock of Cine as of the date hereof are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto.

        Section 4.3    Subsidiaries.    Other than Parent, Holdco and the Merger Subsidiaries, Cine has no other Subsidiaries and does not own, directly or indirectly, any capital stock of, or equity ownership or voting interest in, any other Person.

        Section 4.4    Authority; Binding Obligation.    Cine and each of the Cine Subsidiaries has full requisite corporate or other legal entity authority and power to execute, deliver and perform this

Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate or other legal entity action on the part of Cine and each of the Cine Subsidiaries and no other corporate proceedings on the part of Cine and each of the Cine Subsidiaries are necessary to authorize this Agreement and the consummation of the transactions contemplated hereby, subject, in the case of the Cine Merger, to receipt of the approval of the holders of a majority of the issued and outstanding shares of Cine Common Stock, and the approval of this Agreement by the sole stockholder of Azteca Merger Sub, the sole stockholder of Cine Merger Sub and the sole member of IM Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by Cine and each of the Cine Subsidiaries and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of Cine and the Cine Subsidiaries, enforceable against Cine and the Cine Subsidiaries in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and (b) general principles of equity.

        Section 4.5    No Defaults or Conflicts.    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Cine and each of the Cine Subsidiaries and performance by Cine and each of the Cine Subsidiaries of their obligations hereunder (a) does not result in any violation of the organizational documents of Cine or the Cine Subsidiaries (assuming the receipt of the approval of the sole stockholder or member, as applicable, of each of the Merger Subsidiaries); (b) except as set forth in Section 4.5 of the Cine Disclosure Schedule, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any Cine Material Contract or any material Contract to which each of the Cine Subsidiaries is a party; and (c) does not violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Cine, its Subsidiaries or any of their respective properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Cine and its Subsidiaries, taken as a whole.

        Section 4.6    No Governmental Authorization Required.    Except for applicable requirements of Competition Laws and the Communications Act, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by Cine and its Subsidiaries in connection with the due execution, delivery and performance by Cine and each of the Cine Subsidiaries of this Agreement and the consummation by Cine and each of the Cine Subsidiaries of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Cine and its Subsidiaries, taken as a whole, or materially impair Cine's ability to consummate the transactions contemplated hereby.

        Section 4.7    Financial Statements; Information Supplied.

          (a)   The balance sheets included in the Cine Financial Statements fairly present, in all material respects, the financial position of Cine as of their respective dates, and the other related statements included in the Cine Financial Statements fairly present, in all material respects, the results of its operations and cash flows for the periods indicated, in each case in accordance with GAAP applied on a consistent basis, with only such deviations from such accounting principles and/or their consistent application as are referred to in the notes to the Cine Audited Financial Statements and subject, in the case of the Cine Unaudited Financial Statements, to normal year-end audit adjustments and the absence of related notes. The Cine Financial Statements, including, in the case of the Cine Audited Financial Statements, the footnotes thereto, have been prepared from the books and records of Cine and have been prepared in accordance with GAAP consistently applied.

          (b)   Except (i) as set forth in Section 4.7(b) of the Cine Disclosure Schedule, the Cine Audited Financial Statements (including the footnotes thereto) or the Cine Interim Balance Sheet, (ii) for liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the Cine Interim Balance Sheet and (iii) as would not, individually or in the aggregate, result in a Cine Material Adverse Effect, Cine does not have any liabilities, Indebtedness, debts or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected or reserved against in a balance sheet of Cine.

          (c)   None of the information supplied or to be supplied by or on behalf of Cine for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective under the Securities Act) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to Azteca's stockholders and holders of Stockholder Warrants and at the time of the Azteca Stockholder Approval and Warrantholders Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. Notwithstanding the foregoing provisions of this Section 4.7(c), no representation or warranty is made by Cine with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus and the Registration Statement that was not supplied by or on behalf of Cine specifically for inclusion or reference therein.

        Section 4.8    Intellectual Property.

          (a)   Section 4.8(a) of the Cine Disclosure Schedule sets forth material Intellectual Property owned by Cine that is registered, issued or subject to a pending application for registration or issuance.

          (b)   Except as set forth in Section 4.8(b) of the Cine Disclosure Schedule, Cine owns, is licensed to use or otherwise has the right to use all Intellectual Property material to the operation of the business of Cine, as of the date hereof, free and clear of any Encumbrances other than Permitted Encumbrances. Cine has the right to broadcast the programming such entity broadcasts in all material respects.

          (c)   Except as set forth in Section 4.8(c) of the Cine Disclosure Schedule, neither the validity of, nor Cine's title to, any material Intellectual Property owned by Cine is being challenged in any litigation to which Cine is a party that would reasonably be expected to have, individually or in the aggregate, a Cine Material Adverse Effect.

          (d)   Except as set forth in Section 4.8(d) of the Cine Disclosure Schedule, to the knowledge of Cine, (i) no Person is materially infringing or violating any of the Intellectual Property owned by Cine, and (ii) the manufacture, marketing, license, distribution, sale and use of products currently sold by Cine does not violate in any material respect any Intellectual Property right of any third party.

        Section 4.9    Compliance with the Laws.    The business of Cine is not being conducted in violation of any federal, state, provincial, county, municipal, local laws, ordinances and regulations, except such violations which, individually or in the aggregate, would not be material to the operation of the business of Cine. No representation or warranty is given under this Section 4.9 with respect to Taxes,

ERISA or Environmental Laws, which matters are covered exclusively under Sections 4.12, 4.14, 4.15 and 4.16, respectively.

        Section 4.10    Contracts.    Section 4.10 of the Cine Disclosure Schedule lists or describes, as of the date hereof, and copies have been made available to Azteca, all contracts, agreements and instruments (other than Cine Benefit Plans and purchase orders) to which Cine is a party or to which its assets, property or business are bound or subject as of the date hereof, which (a) Cine has made payments under of more than $100,000 in the twelve (12) calendar months ended December 31, 2012; (b) Cine has received payments pursuant to of more than $350,000 in the twelve (12) calendar months ended December 31, 2012; (c) are contracts, agreements or instruments relating to Indebtedness, including surety bonds, performance bonds and letters of credit; (d) are partnership, joint venture or similar agreements; (e) are contracts, agreements or instruments which restrict Cine from engaging in any material aspect of its business anywhere in the world as conducted on the date hereof; (f) involve any standstill or similar arrangement in effect on the date hereof; (g) grant any counterparty a right of first refusal, first offer or first negotiation; or (h) Cine has granted any exclusive marketing, sales representative relationship, franchising consignment or distribution right to any third party (collectively, the contracts listed in Section 4.10 of the Cine Disclosure Schedule are referred to herein as the "Cine Material Contracts"). With respect to all Cine Material Contracts, neither Cine nor, to the knowledge of Cine, any other party to any such contract is in breach thereof or default thereunder and there does not exist under any Cine Material Contract any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by Cine or, to the knowledge of Cine, any other party, in each case except for such breaches, defaults and events as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Cine.

        Section 4.11    Litigation.    Except as set forth in Section 4.11 of the Cine Disclosure Schedule, as of the date hereof, there are no Actions pending, or to the knowledge of Cine, threatened against Cine or any material portion of its properties or assets before any Governmental Authority against or involving Cine that, individually or in the aggregate, would reasonably be expected to be material to the operation of the business of Cine. As of the date hereof, Cine is not subject to any unsatisfied order, judgment, injunction, ruling, decision, award or decree of any Governmental Authority.

        Section 4.12    Taxes.    Except as set forth in Section 4.12 of the Cine Disclosure Schedule:

          (a)   All material Tax Returns required to be filed by or with respect to Cine have been timely (within any applicable extension periods) filed, and all such Tax Returns are true, complete and correct in all material respects.

          (b)   All material Tax Returns due and payable by Cine (whether or not shown on any Tax Return) have been fully and timely paid.

          (c)   All material deficiencies for Taxes asserted or assessed in writing against Cine have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Cine Financial Statements.

          (d)   No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Cine, threatened in writing with respect to any material Taxes due from or with respect to Cine.

          (e)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from Cine for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not, individually or in the aggregate, reasonably be expected to result in a material liability to Cine.

          (f)    Cine has not engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (g)   Cine has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (h)   Cine is not a party to any Tax allocation or sharing agreement. Cine (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) has no liability for the Taxes of any person other than Cine) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. An affiliated group, for this purpose, means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

          (i)    Cine has no actual or potential obligation to reimburse or otherwise "gross-up" any person for Tax set forth under Section 409A or 280G of the Code (or any similar provision of state, local or foreign law).

          (j)    This Section 4.12 constitutes the exclusive representations and warranties of Cine with respect to Taxes. No representation or warranty contained in this Section 4.12 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the Closing Date.

        Section 4.13    Permits.    Cine has all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights necessary for the lawful conduct of Cine's business as presently conducted, or the lawful ownership of properties and assets or the operation of its business as conducted on the date hereof (collectively, "Cine Permits"). All such Cine Permits are in full force and effect, and there has occurred no default under any Cine Permit by Cine except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Cine.

        Section 4.14    Employee Benefit Plans.

          (a)   Section 4.14(a) of the Cine Disclosure Schedule contains a true and complete list of each material written "employee benefit plan" (within the meaning of Section 3(3) of ERISA), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA which Cine sponsors, maintains or contributes to for the benefit of its current or former employees. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the "Cine Benefit Plans."

          (b)   With respect to each Cine Benefit Plan (other than a Cine Benefit Plan that is a Multiemployer Plan), Cine has made available to Azteca a current copy (or, to the extent no such copy exists, a description) thereof and, to the extent applicable: (i) any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

          (c)   Cine does not contribute to any Multiemployer Plan.

          (d)   (i) Each Cine Benefit Plan (other than any Multiemployer Plan) has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Cine; (ii) each Cine Benefit Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and to the knowledge of Cine nothing has occurred that could reasonably be expected to cause the loss of such qualification; and (iii) for each Cine Benefit Plan that is a "welfare plan" within the meaning of ERISA Section 3(1), and except as set forth in Section 4.14(d) of the Cine Disclosure Schedule, Cine has no Liability under any plan which provides medical or death benefits with respect to current or former employees of Cine beyond their termination of employment (other than coverage mandated by law).

          (e)   None of the Cine Benefit Plans are subject to Title IV of ERISA.

          (f)    With respect to any Cine Benefit Plan, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Cine, threatened and (ii) to the knowledge of Cine, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Cine.

          (g)   Except as set forth in Section 4.14(g) of the Cine Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (i) result in any material payment from Cine becoming due, or increase materially the amount of any compensation due, in each case to any current or former employee of Cine, (ii) materially increase any benefits otherwise due under any Cine Benefit Plan, (iii) result in the acceleration of the time of payment or vesting of any material compensation or benefits from Cine to any current or former employee of Cine or (iv) result in the payment of any amount by Cine being classified as an excess parachute payment under Section 280G of the Code.

          (h)   The representations and warranties set forth in this Section 4.14 are the exclusive representations and warranties made by Cine with respect to ERISA and employee benefit matters.

        Section 4.15    Labor Relations.

          (a)   Except as would not be reasonably expected to be material to the operation of the business of Cine: (i) in the last two (2) years, Cine has not experienced any work stoppage, labor strike, slowdown, or other material labor dispute, disruption or claim of unfair labor practices and, to the knowledge of Cine, none is threatened, (ii) Cine is in compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice and (iii) there is no unfair labor practice charge or complaint against Cine pending before the National Labor Relations Board or any similar state agency. There are no material administrative charges or court complaints against Cine concerning workman's compensation, alleged employment discrimination or other employment related matters or breach of any law, regulation or contract pending or, to the knowledge of Cine, threatened before any Governmental Authority and to the knowledge of Cine, no employee or agent of Cine has committed any act or omission giving rise to liability for any such violation or breach.

          (b)   Cine is not a party to or bound by any collective bargaining agreement with any labor organization.

        Section 4.16    Environmental Compliance.    Cine is in compliance with all applicable Environmental Laws, except where the failure to be in compliance would not, individually or in the aggregate, result in a Cine Material Adverse Effect. Cine has all permits, authorizations and approvals required under any applicable Environmental Laws of the business of Cine as presently conducted, except where the failure to have such permits, authorizations and approvals would not, individually or in the aggregate, result in a Cine Material Adverse Effect and are each in compliance with the requirements of such permits, authorizations and approvals, except where the failure to be in compliance would not, individually or in the aggregate, result in a Cine Material Adverse Effect. There are no pending or to the knowledge of Cine, threatened Environmental Claims against Cine that would result in a Cine Material Adverse Effect. The representations and warranties set forth in this Section 4.16 are the exclusive representations and warranties made by Cine with respect to Environmental Claims and matters arising under or pursuant to Environmental Laws.

        Section 4.17    Insurance.    All Insurance Policies with respect to the properties, assets, or business of Cine are in full force and effect and all premiums due and payable thereon have been paid in full. As of the date hereof, Cine has not received a written notice of cancellation or non-renewal of any Insurance Policy, nor, to Cine's knowledge, is the termination of any Insurance Policy threatened.

        Section 4.18    Real Property.    Cine does not own or have a leasehold interest in any real property.

        Section 4.19    Affiliate Transactions.    Except for (a) employment relationships and compensation, benefits, travel advances and employee loans in the ordinary course of business or (b) as disclosed in Section 4.19 of the Cine Disclosure Schedule, Cine is not a party to any agreement with, or involving the making of any payment or transfer of assets, to any Stockholder or any Affiliate of any Stockholder or any Affiliate of Cine.

        Section 4.20    Absence of Certain Changes or Events.    Except as set forth in Section 4.20 of the Cine Disclosure Schedule, or as otherwise contemplated by this Agreement, (a) during the period from the date of the Cine Interim Balance Sheet to the date of this Agreement, Cine has conducted its businesses in the ordinary course of business and has not engaged in any of the activities prohibited by Section 6.2(b)(x), (xi), (xiv) and (xvi) of this Agreement and (b) since the date of the Cine Audited Balance Sheet, there has been no Cine Material Adverse Effect.

        Section 4.21    Brokers.    Other than Morgan Stanley, no broker, finder or similar intermediary has acted for or on behalf of Cine in connection with this Agreement or the transactions contemplated hereby, and no broker, finder, agent or similar intermediary is entitled to any broker's, finder's or similar fee or other commission in connection therewith based on any agreement with Cine or any action taken by it.

        Section 4.22    Exclusivity of Representations.    The representations and warranties made by Cine in this Agreement are the exclusive representations and warranties made by Cine. Cine hereby disclaims any other express or implied representations or warranties. Cine is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of Cine.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF AZTECA

        Except as disclosed in any Azteca SEC Documents filed with the SEC prior to the date of this Agreement (excluding any disclosure included in any such Azteca SEC Document that is predictive or forward-looking in nature and excluding any risk factor and similar cautionary statement), Azteca represents and warrants to IM and Cine as follows:

        Section 5.1    Organization, Standing and Organizational Power; Charter Documents; No Subsidiaries.

          (a)    Organization, Standing and Organizational Power.    Azteca is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. Azteca has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted, except where the failure to be so organized, existing and in good standing or to have such power or authority would not, individually or in the aggregate, reasonably be expected to have an Azteca Material Adverse Effect. Except as set forth in Section 5.1 of the Azteca Disclosure Schedule, Azteca has been qualified, licensed or registered to transact business as a foreign corporation and is in good standing (or the equivalent thereof) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered or in good standing (or the equivalent thereof) would not, individually or in the aggregate, reasonably be expected to have an Azteca Material Adverse Effect. Azteca has made available to IM and Cine true and correct copies of the charter and by-laws for Azteca as in effect on the date hereof.

          (b)   Azteca has no Subsidiaries and owns no equity interests in any other Person.

        Section 5.2    Capitalization of Azteca.

          (a)   The authorized capital stock of Azteca consists of (i) 100,000,000 shares of Azteca Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share ("Azteca Preferred Stock"). As of the date of this Agreement, (i) 12,500,000 shares of Azteca Common Stock are issued and outstanding (which includes 10,000,000 shares subject to Redemption Rights (as defined in the Azteca Charter) and an additional 735,294 shares at risk of forfeiture), all of which are validly issued, fully paid and non-assessable, (ii) no shares of Azteca Common Stock are held in the treasury of Azteca, and (iii) 14,666,667 shares of Azteca Common Stock are reserved for future issuance pursuant to the Sponsor Warrants and the Stockholder Warrants. As of the date of this Agreement, there are no shares of Azteca Preferred Stock issued and outstanding. Except for the Sponsor Warrants and the Stockholder Warrants, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Azteca or obligating Azteca to issue or sell any shares of capital stock of, or other equity interests in, Azteca. All shares of Azteca Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of Azteca to repurchase, redeem or otherwise acquire any shares of Azteca Common Stock (other than shares at risk of forfeiture as described in the Azteca SEC Documents). There are no outstanding contractual obligations of Azteca to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

          (b)   Except for this Agreement and the Ancillary Agreements to which Azteca is a party or as set forth on Section 5.2(b) of the Azteca Disclosure Schedule, Azteca is not a party to any currently effective Contract (i) restricting the purchase or transfer of, (ii) relating to the voting of, (iii) requiring the repurchase, redemption or disposition of, or (iv) containing any right of first refusal with respect to, any capital stock of Azteca.

          (c)   Immediately prior to the Effective Time and after giving effect to the transactions contemplated by the Warrant Amendment, Azteca shall have issued and outstanding an aggregate of 14,666,667 Sponsor Warrants and Stockholder Warrants to purchase one-half of a share of Azteca Common Stock at an exercise price of $6 per warrant (i.e., 7,333,333.5 shares of Azteca Common Stock for an aggregate exercise price of $88,000,002.

        Section 5.3    Authority; Binding Obligation.

          (a)   Azteca has full requisite corporate authority and power to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all required corporate action on the part of Azteca and no other corporate proceedings on the part of Azteca are necessary to authorize this Agreement and the consummation of the Transaction, subject, in the case of the Azteca Merger, to receipt of the Azteca Stockholder Approval and, in the case of the Warrant Amendment, to receipt of the Warrantholders Approval. This Agreement has been duly executed and delivered by Azteca and, assuming that this Agreement constitutes the legal, valid and binding obligation of the other parties hereto, constitutes the legal, valid and binding obligation of Azteca, enforceable against Azteca in accordance with its terms, except to the extent that the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies and (b) general principles of equity.

          (b)   The Azteca Board has (i) determined that this Agreement and the Transaction are fair to, and in the best interest of Azteca and all of its stockholders, (ii) declared it to be advisable for Azteca to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transaction, including the Mergers; (iii) duly approved this Agreement, the Ancillary Agreements and the Transaction, which approval has not been rescinded or modified, (iv) resolved, subject to Section 7.1, to recommend that the stockholders of Azteca vote in favor of the adoption of this Agreement and (v) directed, subject to Section 7.1, that this Agreement be submitted to a vote of the Azteca stockholders in accordance with this Agreement.

          (c)   Azteca represents and warrants that the Azteca Stockholder Approval and the Warrantholders Approval are the only votes of the holders of any class or series of capital stock or Warrants of Azteca that is required by Law and the organizational documents of Azteca to approve and adopt this Agreement and authorize the consummation of the Transaction.

        Section 5.4    No Defaults or Conflicts.    The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Azteca and performance by Azteca of its obligations hereunder (a) does not result in any violation of the organizational documents of Azteca; (b) except as set forth in Section 5.4 of the Azteca Disclosure Schedule, does not conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under any material Contract to which Azteca is a party, or by which Azteca or any of its properties is bound; and (c) does not violate in any material respect any existing applicable law, rule, regulation, judgment, order or decree of any Governmental Authority having jurisdiction over Azteca or any of its properties; provided, however, that no representation or warranty is made in the foregoing clauses (b) or (c) with respect to matters that would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Azteca.

        Section 5.5    No Governmental Authorization Required.    Except for applicable requirements of Competition Laws and the Communications Act, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required to be obtained or made by Azteca in connection with the due execution, delivery and performance by Azteca of this Agreement and the consummation by Azteca of the transactions contemplated hereby; provided, however, that no representation and warranty is made with respect to authorizations, approvals, notices or filings with any Governmental Authority that, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Azteca, or materially impair Azteca's ability to consummate the transactions contemplated hereby.

        Section 5.6    SEC Documents; Financial Statements; Information Supplied; Internal Controls.

          (a)   Since June 29, 2011, Azteca has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the Exchange Act (all of the foregoing filed prior to the date hereof or amended after the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, being hereinafter referred to as the "Azteca SEC Documents"). As of their respective dates the Azteca SEC Documents (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Azteca SEC Documents, and (ii) did not at the time they were filed or furnished (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded), and any Azteca SEC Documents filed or furnished with the SEC prior to the Effective Time will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no unresolved SEC comments with respect to Azteca. The Azteca SEC Documents included, or, if filed or furnished after the date hereof and prior to the Effective Time, will include, all certificates required to be included therein pursuant to Section 302 and 906 of the SOX Act and the internal control report and attestation of Azteca's outside auditors required by Section 404 of the SOX Act.

          (b)    Financial Statements.    Each of the financial statements of Azteca disclosed in the Azteca SEC Documents (the "Azteca Financial Statements") (i) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes), (ii) fairly present, or in the case of Azteca SEC Documents filed or furnished after the date of this Agreement, will fairly present, in all material respects the financial position and consolidated results of operations and cash flows, as the case may be, of Azteca as of the respective dates or for the respective periods set forth therein, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as will not be material to Azteca, taken as a whole and (iii) complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto.

          (c)    Information Supplied.    None of the information supplied or to be supplied by or on behalf of Azteca for inclusion in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective under the Securities Act) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Proxy Statement/Prospectus will, at the date the Proxy Statement/Prospectus is first mailed to Azteca's stockholders and holders of Stockholder Warrants and at the time of the Azteca Stockholder Approval and Warrantholders Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the applicable published rules and regulations thereunder at the date the Proxy Statement/Prospectus is first mailed to Azteca's stockholders and holders of Stockholder Warrants and at the time of the Azteca Stockholder Approval and Warrantholders Approval. Notwithstanding the foregoing provisions of this Section 5.6(c), no representation or warranty is made by Azteca with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus and the Registration Statement that was not supplied by or on behalf of Azteca specifically for inclusion or reference therein.

          (d)    Disclosure Controls; Internal Controls.    Azteca has devised and maintains a system of internal accounting controls (within the meaning of Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding (i) the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) receipts and expenditures of Azteca being made only in accordance with authorization of management and (iii) prevention or timely detection of the unauthorized acquisition, use or disposition of the Azteca's assets that could have a material effect on Azteca's financial statements. Azteca (A) has designed disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to such entity is made known to the management of such entity by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Azteca SEC Documents, and (B) has disclosed to its auditors and the audit committee of the board of directors of Azteca (1) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data and has disclosed to its auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls.

        Section 5.7    Compliance with the Laws; Permits.

          (a)   The business of Azteca is not being conducted in violation of any federal, state, provincial, county, municipal, local laws, ordinances and regulations, except such violations which, individually or in the aggregate, would not be material to the operation of the business of Azteca.

          (b)   Azteca has all material consents, authorizations, registrations, waivers, privileges, exemptions, qualifications, quotas, certificates, filings, franchises, licenses, notices, permits and rights necessary for the lawful conduct of Azteca's business as presently conducted, or the lawful ownership of properties and assets or the operation of its business as conducted on the date hereof (collectively, "Azteca Permits"). All such Azteca Permits are in full force and effect, and there has occurred no default under any Azteca Permit by Azteca except as would not, individually or in the aggregate, reasonably be expected to be material to the operation of the business of Azteca.

          (c)   No representation or warrants is given under this Section 5.7 with respect to Taxes, which matters are covered by Section 5.9.

        Section 5.8    Contracts.    Except as set forth in Section 5.8 of the Azteca Disclosure Schedule, and for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have an Azteca Material Adverse Effect, each material Contract to which Azteca is a party, is valid and binding on it and is in full force and effect, and neither it, nor, to the knowledge of Azteca, any other party thereto, is in breach of, or default under, any such Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by it, or, to the knowledge of Azteca, any other party thereto.

        Section 5.9    Tax Matters.

          (a)   All material Tax Returns required to be filed by or with respect to Azteca have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

          (b)   All material Taxes due and payable by Azteca (whether or not shown on any Tax Return) have fully and timely paid.

          (c)   There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from Azteca for any taxable period and no request for any such waiver or extension is currently pending, except for such agreements or requests that would not, individually or in the aggregate, reasonably be expected to result in a material liability to Azteca.

          (d)   No audit or other proceeding by any Governmental Authority is pending or, to the knowledge of Azteca, threatened in writing with respect to any material Taxes due from or with respect to Azteca.

          (e)   All material deficiencies for Taxes asserted or assessed in writing against Azteca have been fully and timely (within applicable extension periods) paid, settled or properly reflected in the most recent financial statements.

          (f)    Azteca has not engaged in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (g)   Azteca has withheld and paid all Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (h)   Azteca is not a party to any Tax allocation or sharing agreement. Azteca (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return or (ii) has no liability for the Taxes of any person other than Azteca under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. An affiliated group, for this purpose, means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law.

          (i)    Azteca has no actual or potential obligation to reimburse or otherwise "gross-up" any person for Tax set forth under Section 409A or 280G of the Code (or any similar provision of state, local or foreign law).

          (j)    This Section 5.9 constitutes the exclusive representations and warranties of Azteca with respect to Taxes. No representation or warranty contained in this Section 5.9 shall be deemed to apply directly or indirectly with respect to any taxable period (or portion thereof) after the Closing Date.

        Section 5.10    Litigation; No Undisclosed Liabilities.

          (a)   As of the date hereof, there are no Actions pending or, to the knowledge of Azteca, threatened against Azteca or any material portion of its properties or assets before any Governmental Authority or against or involving Azteca that, individually or in the aggregate, would reasonably be expected to be material to Azteca. As of the date hereof, Azteca is not subject to any Order of, or before, any Governmental Authority. To the knowledge of Azteca, as of the date hereof there are no investigations pending or threatened by any Governmental Authority with respect to Azteca or any of its properties or assets.

          (b)   Azteca has no liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent, determined, determinable or otherwise, that are required by GAAP to be reflected or reserved against in a balance sheet of Azteca other than liabilities or obligations (i) reflected on the Azteca Financial Statements, (ii) incurred in the ordinary course of business consistent with past practice since the date of the last filed financial statements, (iii) incurred by or on behalf of Azteca in connection with this Agreement and the Transaction or (iv) as would not, individually or in the aggregate, result in an Azteca Material Adverse Effect.

        Section 5.11    Interested Party Transactions.    Except as set forth in Section 5.11 of the Azteca Disclosure Schedule, there are not any (a) Contracts or other transactions or series of similar transactions between Azteca, on the one hand, and any Related Party, on the other hand, or (b) interests of any Related Party in any asset or property owned by Azteca that is of a type that would be required to be disclosed in the pursuant to Item 404 of Regulation S-K. For purposes of this Agreement, a "Related Party" means (i) any current or former officer or director of Azteca, (ii) any record or beneficial owner of five percent (5%) or more of the voting or equity securities of Azteca or (iii) any Affiliate of Azteca or, to the knowledge of Azteca, any Affiliate of any such officer, director or record or beneficial owner.

        Section 5.12    Absence of Certain Changes or Events.    Except as set forth on Section 5.12 of the Azteca Disclosure Schedule, or as otherwise contemplated by this Agreement, (a) during the period from December 31, 2011 to the date of this Agreement, Azteca has conducted its businesses in the ordinary course and in a manner consistent with past practice and (b) there has been no Azteca Material Adverse Effect.

        Section 5.13    Business Activities.    Since its organization, Azteca has not conducted any business activities other than activities directed toward the accomplishment of a business combination and in compliance with the organizational documents of Azteca. There is no Contract, commitment or Order binding upon Azteca or to which Azteca is a party which has or could reasonably be likely to have the effect of prohibiting or impairing any business practice of Azteca, any acquisition of property by Azteca or the conduct of business by Azteca as currently conducted.

        Section 5.14    Trust Agreement; Trust Account.    The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms, and has not been amended or modified since June 29, 2011, except for such amendments or modifications which have been filed as an Exhibit to a subsequently dated and filed Azteca SEC Document. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Azteca SEC Documents to be inaccurate in any respect and/or that would entitle any third party to any portion of the Trust Account. As of the date of this Agreement, the Trust Account consisted of no less than US$100,500,000.00 invested in United States "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

        Section 5.15    Accredited Investor Status.    Azteca is an "Accredited Investor" as that term is defined in Rule 501(a) of Regulation D under the Securities Act.

        Section 5.16    Investment Company Act of 1940.    As of the date hereof Azteca is not, and as of immediately preceding the consummation of the Transaction Azteca will not be, an "Investment Company" under the Investment Company Act of 1940.

        Section 5.17    Brokers and Advisors.    Except as set forth in Section 5.17 of the Azteca Disclosure Schedule, Azteca represents and warrants that no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Azteca or its Affiliates.

        Section 5.18    Exclusivity of Representations.    The representations and warranties made by Azteca in this Agreement are the exclusive representations and warranties made by Azteca. Azteca hereby disclaims any other express or implied representations or warranties. Azteca is not, directly or indirectly, making any representations or warranties regarding the pro-forma financial information, financial projections or other forward-looking statements of Azteca.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

        Section 6.1    Conduct of Azteca's Business.

          (a)   Except as (i) otherwise expressly permitted or required under or by this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.1(a) of the Azteca Disclosure Schedule, (iii) consented to by IM and Cine in writing or (iv) required by any Law, Azteca agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, Azteca shall, and shall cause each of its Subsidiaries to, (x) use its reasonable best efforts to conduct its business in the ordinary course in a manner consistent with past practice in all material respects and (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings).

          (b)   In addition, and without limiting the generality of Section 6.1(a), Azteca agrees that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Section 6.1(b) of the Azteca Disclosure Schedule, (iii) consented to by IM and Cine in writing (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by any Law, Azteca shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do, or agree to do, any of the following:

              (i)  amend or otherwise change, or fail to comply with, the organizational documents of Azteca or any Subsidiary of Azteca;

             (ii)  make any change in its authorized or issued capital stock or other equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its capital stock or other equity interests or securities convertible into, or exercisable or exchangeable for, any of its capital stock or other equity interests or authorize any such action;

            (iii)  split, combine or reclassify any of its capital stock or other equity interests or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

            (iv)  declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof) with respect to any of the capital stock of Azteca;

             (v)  modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, any Contract, or enter into any other Contract that, if existing on the date of this Agreement, would be an Contract, in each case, except in the ordinary course of business;

            (vi)  enter into any agreement with respect to the voting of the capital stock of Azteca;

           (vii)  issue, incur, assume or guarantee any Indebtedness (including capitalized lease obligations), issue or sell any debt securities, or guarantee any debt securities of any Person;

          (viii)  acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any Person, all or substantially all of the assets of any Person, business or business unit, merge or consolidate with any Person or form any joint venture;

            (ix)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization, or enter into a letter of intent or agreement in principle with respect thereto;

             (x)  engage in any commercial business until the consummation of the Transaction;

            (xi)  grant any increase in the compensation or benefits of directors, officers or employees of Azteca;

           (xii)  make any loans, advances or capital contributions to, or investments in, any Person;

          (xiii)  cancel, release, compromise or settle any material Action, or waive or release any material rights of Azteca, including any Action that relates to the Transaction;

          (xiv)  make any material change in any method of accounting or accounting practice policy other than as required by applicable Law;

           (xv)  make or change any material Tax election;

          (xvi)  change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

         (xvii)  (A) contribute any additional funds to the Trust Account or (B) remove any funds from the Trust Account; or

        (xviii)  authorize, agree or otherwise commit to take any of the foregoing actions.

        Section 6.2    Conduct of IM's and Cine's Respective Businesses.

          (a)   Except as (i) otherwise expressly permitted or required under or by this Agreement or any Ancillary Agreement, (ii) set forth in Section 6.2(b) of the IM Disclosure Schedule or in Section 6.2(b) of the Cine Disclosure Schedule, as applicable, (iii) consented to by Azteca in writing or (iv) required by any Law, each of IM and Cine agrees, severally and not jointly and severally, that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, each of IM and Cine shall, and IM shall cause each of its Subsidiaries to, (x) use its reasonable best efforts to conduct its respective business in the ordinary course in a manner consistent with past practice in all material respects, (y) prepare, in the ordinary course of business consistent with past practice (except as otherwise required by applicable Law), and timely file all Tax Returns (taking into account all valid extensions) required to be filed by it on or before the Closing Date and fully and timely pay all Taxes due and payable in respect of such Tax Returns that are so filed (other than Taxes being contested in good faith through appropriate proceedings), and (z) use its respective reasonable best efforts to preserve, in all material respects, consistent with past practices, its business organizations intact, including the material assets and properties of the business, services of its current officers and key employees, and relations with customers, suppliers, licensors, licensees, distributors, Governmental Authorities and others having commercial/business dealings with (A) IM or any of the IM Subsidiaries or (B) Cine, as applicable.

          (b)   In addition, and without limiting the generality of Section 6.2(a), each of IM and Cine agrees, severally and not jointly and severally, that, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, except as (i) otherwise expressly permitted or required under or by this Agreement, (ii) set forth in Section 6.2(b) of the IM Disclosure Schedule or in Section 6.2(b) of the Cine Disclosure Schedule, as applicable, (iii) consented to by Azteca in writing (it being agreed that any request for a consent shall not be unreasonably withheld, conditioned or delayed) or (iv) required by any Law, IM and Cine shall not, and IM and Cine shall not permit any of their respective Subsidiaries to, directly or indirectly, do, or agree to do, any of the following:

              (i)  amend or otherwise change, or fail to comply with, the organizational documents of (x) IM or the IM Subsidiaries or (y) Cine or the Cine Subsidiaries, as applicable (other than an amendment to the certificate of incorporation of Parent in the form of the Amended Parent Certificate of Incorporation);

             (ii)  make any change in its authorized or issued equity interests or, directly or indirectly, acquire, redeem, issue, deliver, encumber, pledge, sell or otherwise dispose of any of its equity interests or securities convertible into, or exercisable or exchangeable for, any of its equity interests or authorize any such action;

            (iii)  split, combine or reclassify any of its equity interests or issue any other security in respect of, in lieu of or in substitution for its equity interests;

            (iv)  declare, set aside, make or pay any dividend or other distribution or return of capital (whether payable in cash, stock, property or a combination thereof) with respect to any of the equity interests of IM or Cine, as applicable;

             (v)  modify or amend in any material respect, or terminate, or waive, release or assign any material rights or material claims under, any IM Material Contract or Cine Material Contract, as applicable, enter into any other Contract that, if existing on the date of this Agreement, would be a IM Material Contract or Cine Material Contract, as applicable, in each case, except in the ordinary course of business;

            (vi)  issue, incur, assume or guarantee any Indebtedness (including capitalized lease obligations), issue or sell any debt securities, or guarantee any debt securities of any Person other than (A) the incurrence of Indebtedness under the IM Loan Agreement or the Cine Loan Agreement, as applicable, or (B) for extensions, renewals or refinancings (with new Indebtedness in amounts not greater than the existing Indebtedness being replaced plus the amount of fees and expenses incurred in connection with such extensions, renewals or refinancings) of existing Indebtedness or (C) inter-company Indebtedness;

           (vii)  acquire (by merger, consolidation, acquisition of stock or assets or other business combination) any Person, all or substantially all of the assets of any Person, business or business unit, merge or consolidate with any Person or form any joint venture;

          (viii)  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, bankruptcy, merger or other reorganization of IM or any of its Subsidiaries, or Cine, as applicable, or enter into a letter of intent or agreement in principle with respect thereto;

            (ix)  enter into any new line of business or open or close any existing facility, plant or office, in each case, except in the ordinary course of business;

             (x)  sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the business of IM and its Subsidiaries, taken as a whole, or Cine, as applicable, except in each case in the ordinary course of business consistent with past practice;

            (xi)  make any loans, advances or capital contributions to, or investments in, any Person (other than wholly-owned Subsidiaries of IM), except advances to employees and directors for travel and business expenses in the ordinary course of business consistent with past practices;

           (xii)  cancel, release, compromise or settle any material Action, or waive or release any material rights of IM or Cine, including any Action that relates to the Transaction, except in the ordinary course of business consistent with past practice;

          (xiii)  except as required by Law or by the terms of the applicable IM Benefit Plan or Cine Benefit Plan, as applicable, enter into, adopt, amend in any material respect or otherwise modify in any material respect any IM Benefit Plan or Cine Benefit Plan, as applicable, accelerate the payment or vesting of benefits or amounts payable or to become payable under any IM Benefit Plan or Cine Benefit Plan, as applicable, as currently in effect on the date hereof, fail to make any required contribution to any IM Benefit Plan or Cine Benefit Plan, as applicable, merge or transfer any IM Benefit Plan or Cine Benefit Plan, as applicable, or the assets or liabilities of any IM Benefit Plan or Cine Benefit Plan, as applicable, change the sponsor of any IM Benefit Plan or Cine Benefit Plan, as applicable, or terminate or establish any IM Benefit Plan or Cine Benefit Plan, as applicable, in each case, other than new employment arrangements made in the ordinary course of business, consistent with past practices;

          (xiv)  grant any increase in the compensation or benefits of directors, officers or employees of IM or any IM Subsidiary, or Cine, as applicable, except (A) as required under the terms of an employment agreement or (B) with respect to non-officer employees in the ordinary course of business, consistent with past practice;

           (xv)  enter into, renew or amend any collective bargaining agreement;

          (xvi)  make any material change in any method of accounting or accounting practice policy other than as required by applicable Law or by a change in GAAP or similar principles in foreign jurisdictions;

         (xvii)  make or change any material Tax election;

        (xviii)  change an annual accounting period, file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax;

          (xix)  revalue any assets unless required by GAAP; or

           (xx)  authorize, agree or otherwise commit to take any of the foregoing actions.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.1    No Solicitation.

          (a)   Except as otherwise contemplated by this Section 7.1, Azteca shall not, and shall use reasonable best efforts to cause its Affiliates or any of its or their respective Representatives not to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate (including by way of providing information) an Alternative Proposal or any inquiry or proposal that constitutes or may reasonably be expected to result in an Alternative Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making an Alternative Proposal) with respect to any Alternative Proposal or any inquiry or proposal that may reasonably be expected to result in an Alternative Proposal, (iii) approve or recommend, or propose to approve or recommend, any Alternative Proposal, (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, memorandum of understanding, merger agreement, asset or share purchase or share exchange agreement option agreement or other similar agreement related to any Alternative Proposal (an "Acquisition Agreement"), (v) enter into any agreement or agreement in principle requiring Azteca to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (vi) propose or agree to do any of the foregoing. Azteca shall, and shall cause its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Proposal, or any inquiry or proposal that may reasonably be expected to result in an Alternative Proposal, request the prompt return or destruction of all confidential information previously furnished and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives.

          (b)   Notwithstanding the foregoing, in response to an unsolicited bona fide written Alternative Proposal, which was not preceded by, or resulting from, any breach of this Section 7.1 that the Azteca Board determines in good faith (after consultation with its outside legal and financial advisors) constitutes or is reasonably likely to result in a Superior Proposal, Azteca may, subject to compliance with Section 7.1(f), prior to (but not after) the adoption of this Agreement by the holders of shares of Azteca Common Stock in accordance with Section 251 of the DCGL, take any action described in clauses (x) and (y) below, to the extent that the Azteca Board concludes in good faith (and following consultation with its outside counsel) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable Law: (x) furnish information with respect to Azteca and any of its Subsidiaries to the Person making such Alternative Proposal (and its Representatives and any financing sources) pursuant to an Acceptable Confidentiality Agreement, so long as any material non-public information provided under this clause has previously been provided to IM and Cine or is provided to IM and Cine substantially concurrently with the time it is provided to such Person, and (y) participate in discussions regarding the terms of such Alternative Proposal and the negotiation of such terms with the Person making such Alternative Proposal (and such Person's Representatives and any financing sources); provided, that Azteca shall within 24 hours provide IM and Cine with any information with respect to Azteca and any of its Subsidiaries provided to such Person which was not previously provided to IM and Cine (or their representatives). Azteca agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, modify or fail to enforce any existing standstill or confidentiality obligations owed by any Person to Azteca, in each case except to the extent necessary to permit Azteca to take an action it is otherwise permitted to take under this Section 7.1(b) in full compliance with such provision; provided, that Azteca (on behalf of itself and any of its Subsidiaries) hereby waives any such standstill obligation to the extent necessary to permit a Person otherwise covered by such standstill to submit a confidential unsolicited bona fide written Alternative Proposal to the Azteca Board. For purposes of clarification, the taking of any of the actions contemplated by clause (x) or (y) of this Section 7.1(b) shall not be deemed to be an Azteca Adverse Recommendation Change.

          (c)   Except as set forth in Section 7.1(d), neither the Azteca Board nor any committee thereof shall (i) (A) withdraw (or modify in any manner adverse to IM or Cine), or propose to withdraw (or modify in any manner adverse to IM or Cine), the Azteca Board Recommendation, (B) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Alternative Proposal, (C) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Azteca to execute or enter into, any Acquisition Agreement (other than an Acceptable Confidentiality Agreement), (D) enter into any agreement, letter of intent, or agreement in principle requiring Azteca to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, (E) subject to Section 7.1(g), fail to recommend against any Alternative Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement of such Alternative Proposal, (F) fail to include the Azteca Board Recommendation in the Proxy Statement/Prospectus or re-affirm such Azteca Board Recommendation at the written request of IM within ten (10) Business Days or (vii) resolve or agree to do any of the foregoing (each being referred to as an "Azteca Adverse Recommendation Change").

          (d)   Notwithstanding the foregoing provisions, the Azteca Board may, prior to (but not after) the adoption of this Agreement by the holders of shares of Azteca Common Stock in accordance with Section 251 of the DGCL, make an Azteca Adverse Recommendation Change if (x) in response to an unsolicited bona fide written Alternative Proposal, the Azteca Board determines (after consultation with its outside legal and financial advisors) that such unsolicited bona fide written Alternative Proposal constitutes a Superior Proposal and following consultation with outside legal counsel, that failure to make an Azteca Adverse Recommendation Change is reasonably likely to violate its fiduciary duties to the stockholders of Azteca under applicable Law, or (y) other than in connection with an Alternative Proposal, an event, fact, circumstance, development or occurrence that affects the business, assets or operations of Azteca that is unknown to the Azteca Board as of the date of this Agreement becomes known to the Azteca Board (an "Intervening Event") prior to the adoption of this Agreement by the holders of shares of Azteca Common Stock in accordance with Section 251 of the DGCL and the Azteca Board has concluded in good faith, following consultation with its outside legal counsel, that failure to make an Azteca Adverse Recommendation Change is reasonably likely to violate its fiduciary duties to the stockholders of Azteca under applicable Law; provided, however, that Azteca shall not be entitled to exercise its right to make an Azteca Adverse Recommendation Change until after the fourth (4th) Business Day (the "Recommendation Change Notice Period") following IM's and Cine's receipt of written notice (an "Azteca Notice of Recommendation Change") from Azteca advising IM and Cine that the Azteca Board intends to take such action, including the details of the Intervening Event or, in the case of a Superior Proposal, the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Azteca Board and the identity of the party making such Superior Proposal, and, if applicable, shall have contemporaneously provided a copy of all of the relevant proposed transaction agreements and any other documents provided by, or correspondence with, the party making such Superior Proposal, including the then-current form of the definitive agreements with respect to such Superior Proposal (it being understood and agreed that any amendment to any material term of such Superior Proposal or change to the material facts and circumstances relating to such Intervening Event shall require a new Azteca Notice of Recommendation Change and trigger a new Recommendation Change Notice Period). The Azteca Board may not make an Azteca Adverse Recommendation Change in respect of a Superior Proposal if any such Superior Proposal resulted from a breach by Azteca of this Section 7.1.

          (e)   Notwithstanding the foregoing, in determining whether to make an Azteca Adverse Recommendation Change, the Azteca Board shall take into account any changes to the terms of this Agreement committed to in writing by IM and Cine in response to an Azteca Notice of Recommendation Change or otherwise; provided, that Azteca shall, and shall use its reasonable best efforts to cause its financial and legal advisors to, during the Recommendation Change Notice Period and prior to any Azteca Adverse Recommendation Change, negotiate with IM and Cine in good faith (to the extent IM and Cine also seek to negotiate) to make such adjustments in the terms and conditions of this Agreement so that (i) in the event of an Azteca Notice of Recommendation Change in respect of a Superior Proposal, this Agreement results in a transaction that is no less favorable to the stockholders of Azteca than any Alternative Proposal that would be deemed to constitute a Superior Proposal in the absence of such adjustments or (ii) in the event of an Azteca Notice of Recommendation change in respect of an Intervening Event, the Azteca Board would no longer be required to make an Azteca Adverse Recommendation Change in order not to be reasonably likely to violate its fiduciary duties to the stockholders of Azteca under applicable Law, and, in the event IM and Cine agree to make such adjustments to the Agreement in either case of clause (i) or (ii) above, as applicable, no Azteca Adverse Recommendation Change shall be made. Azteca agrees that any violation of this Section 7.1 by any director, executive officer, investment banker, or counsel of Azteca shall be deemed a breach of this Section 7.1 by Azteca.

          (f)    In addition to the forgoing obligations of Azteca set forth in this Section 7.1, Azteca shall within 24 hours of the receipt thereof, advise IM and Cine orally of any Alternative Proposal, the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the Person making any such Alternative Proposal. Azteca shall (x) keep IM and Cine informed in all material respects and on a reasonably current basis (and in no event later than 24 hours from the occurrence or existence of any material event, fact or circumstance) of the status and details (including any material change to the terms thereof) of any Alternative Proposal, and (y) provide to IM and Cine as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Azteca and any Person that describes any of the terms or conditions of any Alternative Proposal.

          (g)   Nothing contained in this Agreement shall prohibit Azteca from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder or making any required disclosure to Azteca's stockholders if, in the good faith judgment of the Azteca Board, after consultation with its outside legal counsel, the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law; provided, that any such statement (other than a "stop, look and listen" statement) shall be deemed an Azteca Adverse Recommendation Change unless (x) the Azteca Board making the disclosure or communication expressly and concurrently reaffirms the Azteca Board Recommendation and (y) such statement is made in accordance with Section 7.1(d) and Section 7.1(e).

        Section 7.2    Preparation of SEC Documents.    As promptly as practicable after the execution of this Agreement, (a) Parent, IM, Cine and Azteca shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the "Proxy Statement/Prospectus") to be sent to the stockholders of Azteca and holders of Stockholder Warrants relating to (i) the meeting of Azteca's stockholders (the "Azteca Stockholders' Meeting") to be held to consider the approval of the Azteca Merger and (ii) the meeting of the holders of Stockholder Warrants (the "Warrantholders Meeting") to be held to consider the approval of the Warrant Amendment and (b) Cine shall cause Parent to prepare and file with the SEC a registration statement on Form S-4 or such other applicable form as Azteca, Cine and IM may agree (as amended or supplemented from time to time, the "Registration Statement"), in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Class A Common Stock to be issued in the Azteca Merger and related Parent warrants. Each party shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Registration Statement, Cine shall cause Parent to take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Transaction. Each of Parent, Azteca, Cine and IM shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus. As promptly as practicable after the Registration Statement shall have become effective, Azteca shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as of the record date for the Azteca Stockholders' Meeting and holders of Stockholder Warrants as of the record date for the Warrantholders Meeting. No filing of, or amendment or supplement to, the Registration Statement or the Proxy Statement/Prospectus will be made (in each case including documents incorporated by reference therein) without providing Azteca, IM, Cine and Parent with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Azteca, IM, Cine or Parent, or any of their respective Affiliates, directors or officers, should be discovered by Azteca, IM, Cine or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Azteca and holders of Stockholder Warrants. Cine or Parent, as applicable, will advise the other parties hereto promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information and will promptly provide the other with copies of any written communication between it or any of its Representatives, on the one hand, and the SEC, any state securities commission or their respective staffs, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Mergers. Azteca, IM, Cine and Parent shall use their respective reasonable best efforts, after consultation with each other, to resolve all such requests or comments with respect to the Proxy Statement/Prospectus or the Registration Statement, as applicable, as promptly as reasonably practicable after receipt thereof. Without limiting the generality of the foregoing, each of Azteca, IM, Cine and Parent shall cooperate with each other in the preparation of each of the Proxy Statement/Prospectus and the Registration Statement and each of IM, Cine, Parent and Azteca shall furnish Azteca or Cine, as applicable, with all information concerning it and its Affiliates as the providing party (after consulting with counsel) may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement/Prospectus or the Registration Statement, as applicable. Azteca, on the one hand, and IM and Cine, on the other hand, shall notify each other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information. Azteca shall bear 50%, IM shall bear 31% and Cine shall bear 19% of all costs, expenses and fees incurred or payable to any other Person in connection with the preparation and filing with the SEC of the Registration Statement and the fees, costs and expenses of the financial printer and other Persons for the printing and mailing of the Proxy Statement/Prospectus, other than legal fees and expenses which shall be subject to Section 7.6.

        Section 7.3    Azteca Stockholders' Meeting and Warrantholders Meeting.

          (a)   Azteca shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Azteca Stockholders' Meeting for the purpose of seeking the Azteca Stockholder Approval. Azteca shall use its reasonable best efforts to hold the Azteca Stockholders' Meeting as promptly as reasonably practicable and subject to Section 7.1, solicit the Azteca Stockholder Approval. Azteca shall, through the Azteca Board, recommend to its stockholders that they give the Azteca Stockholder Approval (the "Azteca Board Recommendation") and shall include such Azteca Board Recommendation in the Proxy Statement/Prospectus, except to the extent that the Azteca Board shall have made an Azteca Adverse Recommendation Change as permitted by Section 7.1. Azteca agrees that its obligations to hold the Azteca Stockholders' Meeting pursuant to this Section 7.3(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Azteca of any Alternative Proposal or by the making of any Azteca Adverse Recommendation Change by the Azteca Board and nothing contained herein shall be deemed to relieve Azteca of such obligation. Without limiting the foregoing, if the Azteca Board shall have effected an Azteca Adverse Recommendation Change, then the Azteca Board shall submit this Agreement to Azteca's stockholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Azteca Board may communicate the basis for its lack of a recommendation to Azteca's shareholders in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law. Azteca shall not adjourn, postpone or recess the Azteca Stockholders' Meeting without the prior written consent of each of IM and Cine (which approval shall not be unreasonably withheld, conditioned or delayed) and shall adjourn, postpone or recess such meeting as directed by IM and Cine in order to obtain a quorum or solicit additional votes (so long as such meeting is not adjourned, postponed or recessed to a date on after the Outside Date) to the extent necessary to obtain the Azteca Stockholder Approval. In addition to the foregoing, Azteca shall not submit to the vote of its shareholders any Alternative Proposal other than the Mergers.

          (b)   Azteca shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Warrantholders Meeting for the purpose of seeking the Warrantholders Approval. Azteca shall use its reasonable best efforts to hold the Warrantholders Meeting as promptly as reasonably practicable and subject to Section 7.1, solicit the Warrantholders Approval. Azteca shall, through the Azteca Board, recommend to its holders of Stockholder Warrants that they give the Warrantholder Approval and shall include such recommendation in the Proxy Statement/Prospectus, except to the extent that the Azteca Board shall have made an Azteca Adverse Recommendation Change as permitted by Section 7.1. Azteca agrees that its obligations to hold the Warrantholders Meeting pursuant to this Section 7.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to Azteca of any Alternative Proposal or by the making of any Azteca Adverse Recommendation Change by the Azteca Board and nothing contained herein shall be deemed to relieve Azteca of such obligation. Without limiting the foregoing, if the Azteca Board shall have effected an Azteca Adverse Recommendation Change, then the Azteca Board shall submit the Warrant Amendment to the holders of Stockholder Warrants without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Azteca Board may communicate the basis for its lack of a recommendation to the holders of Stockholder Warrants in the Proxy Statement/Prospectus or an appropriate amendment or supplement thereto to the extent required by applicable Law. Azteca shall not adjourn, postpone or recess the Warrantholders Meeting without the prior written consent of each of IM and Cine (which approval shall not be unreasonably withheld, conditioned or delayed) and shall adjourn, postpone or recess such meeting as directed by IM and Cine in order to obtain a quorum or solicit additional votes (so long as such meeting is not adjourned, postponed or recessed to a date on after the Outside Date) to the extent necessary to obtain the Warrantholders Approval.

        Section 7.4    Access to Information; Confidentiality; Public Announcements.

          (a)   Subject to the Confidentiality Agreement and subject to applicable Law, during the period from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to its terms, each of Azteca, Cine and IM shall, and shall cause its Subsidiaries to, afford to the other party and to the directors, officers, employees, consultants, accountants, counsel, advisors and other agents and representatives of such other party (collectively, "Representatives"), reasonable access at reasonable times during normal business hours on reasonable notice to their respective properties, books, Contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party) and, during such period, each of Azteca, Cine and IM shall, and shall cause its Subsidiaries to, furnish promptly to the other party information concerning its business, properties and personnel, in each case, as such other party may reasonably request; provided, that nothing in this Section 7.4(a) or Section 7.4(b) shall require a party to provide any access, or to disclose any information, if permitting such access or disclosing such information would reasonably be expected to (i) violate applicable Law, (ii) violate any of its obligations with respect to confidentiality (provided that such party shall use its reasonable best efforts to obtain the required consent of any third party to such access or disclosure in a manner that would not violate such obligations) or (iii) result in the loss of attorney-client or similar privilege (provided that such party shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). No review pursuant to this Section 7.4 shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.

          (b)   Each of IM, Cine, Azteca, Parent and the Merger Subsidiaries shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any non-public information in accordance with the terms of the Confidentiality Agreement.

          (c)   Each of IM, Cine, Azteca, Parent and the Merger Subsidiaries hereby agrees that it shall not, and shall cause its Affiliates and representatives not to, issue or cause the publication of any press release or other public statement or any written communications to investors, employees and vendors with respect to this Agreement or the Transaction without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such disclosure (i) is required by applicable Law or the rules and regulations of any applicable stock exchange or market, in which case the party making such determination will use its reasonable best efforts to allow the other parties hereto reasonable time to comment on such release or announcement in advance of its issuance or (ii) contains only information that has already been included in a prior public statement made in accordance with this Section 7.4(c) and such party has provided the other parties hereto with advance notice of such press release or public announcement.

        Section 7.5    Reasonable Best Efforts; Antitrust Filings.

          (a)   Each of the parties to this Agreement agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties to this Agreement in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and to cause the conditions set forth in Article VIII to be satisfied as promptly as practicable.

          (b)   In furtherance and not in limitation of the foregoing, as promptly as practicable after the date hereof (to the extent not made prior to the date hereof), IM and Cine shall (or shall cause their applicable Affiliates to) and Azteca shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transaction and all other necessary filings, forms, declarations, notifications, registrations and notices with other Governmental Authorities under Competition Laws relating to the Transaction, (ii) use their reasonable best efforts to obtain all other necessary actions, waivers, consents, licenses, permits, authorizations, Orders and approvals from Governmental Authorities and the making of all other necessary registrations and filings (including filings with Governmental Authorities, if any), (iii) use their reasonable best efforts to obtain all consents, approvals or waivers from third parties that are necessary to consummate the Transaction, (iv) execute, deliver and perform any such additional instruments reasonably necessary to consummate the Transaction and to fully carry out the purposes of this Agreement and (v) use their reasonable best efforts to provide all such information concerning such party, its Subsidiaries, its Affiliates and its Subsidiaries' and Affiliates' officers, directors, employees and partners as may be reasonably requested in connection with any of the matters set forth in this Section 7.5(b).

          (c)   Each party shall use its reasonable best efforts to respond at the earliest practicable date to any requests for additional information, including documentary materials, made by the Federal Trade Commission, the United States Department of Justice or any other Governmental

  Authorities relating to the Transaction, and act in good faith and reasonably cooperate with the other parties in connection with any investigation of any Governmental Authority relating to the Transaction. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice relating to the Transaction. The parties will consult and cooperate with one another in connection with any information or proposals submitted in connection with proceedings under or relating to any Competition Law.

          (d)   Notwithstanding the foregoing, in connection with efforts to obtain the termination or expiration of any waiting period under any applicable Competition Laws, (i) in no event shall "reasonable best efforts" of any party include entering into a consent decree or other commitment containing such party's agreement to hold separate or divest its or its Subsidiaries' assets or businesses, or agreeing to any limitations on its or its Subsidiaries' conduct or actions, and in no event shall any party be required to take any of the foregoing actions and (ii) nothing herein shall require Azteca, Cine or IM to take any action with respect to compliance with Competition Law or the obtaining of any consent, clearance or the expiration of any applicable waiting period under Competition Law which would bind such Person or its Subsidiaries irrespective of whether the Closing occurs.

          (e)   Azteca shall bear 50%, IM shall bear 31% and Cine shall bear 19% of all costs, expenses and fees incurred or payable to any other Person in connection with complying with Section 7.5(b)(i), including filing fees under the HSR Act and under any other applicable antitrust or competition laws.

        Section 7.6    Fees and Expenses; Transfer Taxes.    If, prior to the Effective Time, this Agreement is terminated in accordance with its terms, then (a) except as set forth in Sections 7.2, 7.5(e), clause (b) of this Section 7.6 and 7.15 of this Agreement, all fees and expenses incurred in connection with this Agreement and the Mergers shall be paid by the party incurring such fees or expenses and (b) all fees and expenses incurred in connection with the preparation of the IM Financial Statements and by Rothstein, Kass & Company in connection with preparing the pro forma financial statements shall be borne one-half by IM and Parent, on the one hand, and one-half by Azteca, on the other hand. Parent and its Subsidiaries shall be responsible for all fees and expenses of IM, Cine, Azteca and Parent if the Transaction is consummated. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees incurred in connection with this Agreement shall be paid by Parent or its Subsidiaries when due, and Parent or its Subsidiaries shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Azteca, Cine and IM shall join in the execution of any such Tax Returns and documentation.

        Section 7.7    Listing of Parent.    Each of Parent, IM, Cine and Azteca shall use all of its respective reasonable best efforts to cause the Parent Class A Common Stock issuable under Article II, and those shares of Parent Class A Common Stock required to be reserved for issuance in connection with the Transaction, to be authorized for listing on The NASDAQ Capital Market upon official notice of issuance.

        Section 7.8    Notification of Certain Matters.    Azteca shall give prompt notice to IM and Cine, and each of IM and Cine shall give prompt notice to Azteca, of any change or event that would have or would reasonably be expected to have, individually or in the aggregate, an Azteca Material Adverse Effect, an IM Material Adverse Effect or a Cine Material Adverse Effect, respectively, or which would be reasonably likely to result in the failure of any of the conditions to the obligations of the other party set forth in Article VIII to be satisfied. Notwithstanding the above, the delivery of any notice pursuant to this Section 7.8 will not limit, expand or otherwise affect the representations, warranties, covenants or agreements of the parties or the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the applicable Merger.

        Section 7.9    Stockholder Litigation.    Azteca shall keep IM and Cine reasonably informed with respect to the defense or settlement of any stockholder Action against it and its directors relating to the Transaction. Azteca shall give IM and Cine the opportunity to consult with it regarding the defense or settlement of any such stockholder Action and shall not settle any such Action without the prior written consent of each of IM and Cine.

        Section 7.10    Indemnification, Exculpation and Insurance.

          (a)   Each of Parent and the Surviving Entities shall, and Parent shall cause the Surviving Entities to, assume and perform the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors, managers, members or officers of Azteca, IM, Cine and their respective Subsidiaries that are existing, and any person who becomes a director or officer prior to the Effective Time (each an "Indemnified Party") as provided in the organizational documents of Azteca, IM, Cine and each of their respective Subsidiaries, as applicable, or any indemnification Contract between such Indemnified Party, on the one hand, and Azteca, IM, Cine or their respective Subsidiaries, as applicable, on the other hand (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Effective Time and shall continue in full force and effect in accordance with their terms. For no less than six (6) years after the Effective Time, Parent shall cause the certificate of incorporation and bylaws (or similar organizational documents, as applicable) of the Surviving Entities and their Subsidiaries to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of Azteca, IM, Cine and their respective Subsidiaries than are presently set forth in the organizational documents of Azteca, IM, Cine and each of their respective Subsidiaries, as applicable.

          (b)   Prior to the Effective Time, Azteca, Cine and IM shall obtain and fully pay for "tail" insurance policies with a claims period of no more than six (6) years from and after the Effective Time with respect to directors' and officers' liability insurance and fiduciary liability insurance with benefits and levels of coverage no less favorable than Azteca's, Cine's and IM's existing policies, respectively, with respect to matters existing or occurring at or prior to the Effective Time (including with respect to acts and omissions occurring in connection with this Agreement or the transactions or actions contemplated hereby) and, if such policies have been obtained, Parent shall, and shall cause the Surviving Entities, as applicable, to maintain such policies in full force and effect after the Effective Time; provided, however, that in satisfying its obligation under this Section 7.10(b), none of Azteca, IM, Cine or Parent shall pay more than 200% of the annual premium paid as of the date of this Agreement by Azteca, Cine or IM, as applicable, to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Azteca, IM, Cine and Parent shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount. If, as of the Effective Time, Azteca, Cine or IM shall not have obtained the "tail" policies described in the previous sentence, for six (6) years after the Effective Time, Parent shall maintain (directly or indirectly through Azteca's, Cine's or IM's existing insurance programs, as applicable) in effect Azteca's, Cine's and IM's current directors' and officers' liability insurance with respect to matters existing or occurring at or prior to the Effective Time (including with respect to acts and omissions occurring in connection with this Agreement or the transactions or actions contemplated hereby), covering each Person currently covered by Azteca's, Cine's and IM's directors' and officers' liability insurance policy, as applicable, on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent with another insurance company of comparable standing to Azteca's, Cine's or IM's current insurer, as applicable, and containing terms and conditions, including with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers; provided, further, that in satisfying its obligation under this Section 7.10(b), none of Azteca, IM, Cine or Parent shall pay more than 200% per annum of the annual premiums paid as of the date of this Agreement by Azteca, Cine or IM, as applicable, to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Azteca, IM, Cine and Parent shall only be obligated to provide the maximum coverage as may be obtained for such aggregate amount.

          (c)   The provisions of this Section 7.10 (i) are intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise. The obligations under this Section 7.10 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party (or any other person who is a beneficiary under a "tail" policy referred to in Section 7.10(b) (and their heirs and representatives)) without the prior written consent of such person.

        Section 7.11    Section 16 Matters.    Prior to the Effective Time, each of Azteca, Cine and IM shall use its reasonable best efforts to cause any dispositions of equity securities of Azteca or any acquisitions of equity securities of Parent resulting from the Transaction by each individual, and each Person that may be deemed a "director by deputization", who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Azteca or who will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b 3 promulgated under the Exchange Act.

        Section 7.12    No Other Representations and Warranties.

          (a)   Except for the representations and warranties contained in Article III, Article IV or the Ancillary Agreements, Azteca acknowledges and agrees that none of IM, Cine or any other Person on behalf of IM or Cine makes, nor has Azteca relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to IM or Cine or with respect to any other information provided to or made available to Azteca in connection with the Transaction. Subject to Section 7.2, none of IM, Cine or any other Person will have or be subject to any liability or indemnification obligation to Azteca or any other Person resulting from the distribution to Azteca, or Azteca's use of, any such information, including any information, documents, projections, forecasts or other material made available to Azteca in certain data rooms or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article III, Article IV or in an applicable section of the IM Disclosure Schedule or Cine Disclosure Schedule.

          (b)   Except for the representations and warranties contained in Article V or the Ancillary Agreements, IM and Cine each acknowledge and agree that neither Azteca nor any other Person on behalf of Azteca makes, nor has IM or Cine relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Azteca or with respect to any other information provided to or made available to IM and Cine in connection with the Transaction. Subject to Section 7.2, neither Azteca nor any other Person will have or be subject to any liability or obligation to IM, Cine or any other Person resulting from the distribution to IM and Cine, or IM's and Cine's use of, any such information, including any information, documents, projections, forecasts or other material made available to IM and Cine in certain data rooms or management presentations in expectation of the Transaction, unless any such information is expressly included in a representation or warranty contained in Article V or in an applicable section of the Azteca Disclosure Schedule.

        Section 7.13    Performance by Parent and the Merger Subsidiaries.    Cine shall cause Parent and the Merger Subsidiaries to timely perform all of their respective covenants, agreements and obligations under this Agreement and the other agreements contemplated hereby.

        Section 7.14    Tax Matters.    From and after the date of this Agreement and until the Effective Time, each party shall use its reasonable best efforts to cause the Mergers to qualify, and shall not, without the prior written consent of the parties to this Agreement, knowingly take any actions, cause any actions to be taken or omit to take any action which such action or omission could prevent the Mergers from qualifying, as an exchange described in Section 351 of the Code. Following the Effective Time, and consistent with any such consent, none of IM, Cine, Parent and Azteca shall, nor shall they permit any of their Affiliates to, take any action, cause any action to be taken or omit to take any action which such action or omission could cause the Mergers to fail to so qualify as an exchange described in Section 351 of the Code. The parties shall report the Mergers as an exchange within the meaning of Section 351 of the Code, unless otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code.

        Section 7.15    FCC Matters.    Except as otherwise contemplated by this Agreement, (i) the parties will cooperate to prepare such application(s) as may be commercially reasonable and necessary for submission to the FCC (the "FCC Application") in order to obtain the FCC's approval of the transfer of control of the FCC Authorizations (the "FCC Approval") and will promptly file (no later than 15 Business Days following the date that this Agreement is executed) such FCC Application with the FCC; (ii) each of the Parties will (A) diligently take, or cooperate in the taking of, all necessary, desirable, proper and reasonable best efforts to obtain the FCC Approval, including entering into a tolling agreement if necessary, and provide any additional information, reasonably required or requested by the FCC with respect to the FCC Application; (B) keep the other informed of any material communications (including any meeting, conference or telephonic call) and will provide the other copies of all correspondence between it (or its advisors) and the FCC with respect to the FCC Application; (C) permit the other to review any material communication relating to the FCC Application to be given by it to the FCC; (D) to notify as soon as reasonably practicable the other in the event it becomes aware of any other facts, actions, communications or occurrences that would reasonably be expected to affect FCC approval of the FCC Application; (E) oppose any petitions to deny or other objections filed with respect to the FCC Application and any requests for reconsideration or judicial review of the FCC Approval; and (F) not take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the FCC Approval. Azteca shall bear 50%, IM shall bear 31% and Cine shall bear 19% of the fees required by the FCC for the filing of the FCC Application.

        Section 7.16    Trust Account.

          (a)   Azteca shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and (i) all amounts payable to stockholders of Azteca who shall have validly tendered and not withdrawn their shares of Azteca Common Stock for redemption pursuant to the Proxy Statement/Prospectus, (ii) all amounts payable to holders of Sponsor Warrants and Stockholder Warrants pursuant to the Warrant Amendment, (iii) the out-of-pocket fees and expenses to the third parties to which they are owed and (iv) the remaining monies in the Trust Account to Azteca.

          (b)   IM and Cine understand that, except for a portion of the interest earned on the amounts held in the Trust Account, Azteca may disburse monies from the Trust Account only: (i) to its public stockholders who exercise their redemption rights or in the event of the dissolution and liquidation of Azteca, (ii) to Azteca (less deferred underwriting compensation) after Azteca consummates a business combination (as described in Azteca's prospectus for its initial public offering) or (iii) as consideration to the sellers of a target business with which Azteca completes a business combination.

          (c)   IM and Cine agree that, notwithstanding any other provision contained in this Agreement, neither IM nor Cine now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between IM and Cine, on the one hand, and Azteca on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 7.16(c) as the "Claims"). Notwithstanding any other provision contained in this Agreement, each of IM and Cine hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, prior to the consummation of a business combination), and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof. In the event that either IM or Cine commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Azteca, which proceeding seeks, in whole or in part, relief against the Trust Account or the public stockholders of Azteca, whether in the form of money damages or injunctive relief, Azteca shall be entitled to recover from IM and Cine the associated legal fees and costs in connection with any such action, in the event Azteca prevails in such action or proceeding.

ARTICLE VIII

CONDITIONS PRECEDENT

        Section 8.1    Conditions to Each Party's Obligation to Effect the Transaction.    The respective obligation of each party to consummate the Mergers is subject to the satisfaction or waiver (to the extent permitted by applicable Law and other than the conditions set forth in Section 8.1(a) which may not be waived by any party) at or prior to the Closing of the following conditions:

          (a)    Stockholder Approval.    The Azteca Stockholder Approval and the Warrantholders Approval shall have been obtained.

          (b)    Governmental Consents and Approvals.    All filings with, and all consents, approvals and authorizations of, any Governmental Authority required to be made or obtained by Azteca, Parent, IM, Cine or any of their Subsidiaries to consummate the Transaction, shall have been made or obtained.

          (c)    No Injunctions or Restraints.    No Law or other legal restraint or prohibition, entered, enacted, promulgated, enforced or issued by any court or other Governmental Authority of competent jurisdiction shall be in effect which prohibits, makes illegal or enjoins the consummation of the Transaction.

          (d)    Registration Statement.    The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (e)    Antitrust Waiting Periods.    The waiting periods (and any extensions thereof) applicable to Azteca, IM, Cine, Parent or any of their respective Affiliates in connection with the Mergers under the HSR Act shall have been terminated or shall have expired.

          (f)    FCC.    The FCC Approval shall have been granted without any conditions which would have a material adverse effect on the parties on a combined basis after the Mergers are completed.

          (g)    Available Cash.    After giving effect to any redemptions by Azteca stockholders, but before giving effect to (i) the cash payable pursuant to the Warrant Amendment, (ii) the payment of the deferred underwriting fee payable to Azteca's underwriters in its initial public offering, and

  (iii) costs and expenses associated with the Transaction, Azteca shall have at least an aggregate of Eighty Million Dollars ($80,000,000) of cash held in the Trust Account.

          (h)    Warrant Amendment.    The Warrant Amendment shall be effective and no party thereto shall be in breach of any of the terms thereof.

        Section 8.2    Additional Conditions to Obligations of IM and Cine.    The obligations of each of IM and Cine to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of Azteca set forth in this Agreement shall be true and correct (without giving effect to materiality qualifiers or "Azteca Material Adverse Effect" qualifiers) as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except (i) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in an Azteca Material Adverse Effect and (ii) that the representations and warranties set forth in Section 5.2 and Section 5.14 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time.

          (b)    Performance of Obligations of Azteca.    Azteca shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or would reasonably be expected to have, an Azteca Material Adverse Effect.

          (d)    Officer's Certificates.    Each of IM and Cine shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Azteca to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(c) have been satisfied.

          (e)    FIRPTA Certificate.    Azteca shall have delivered to each of IM and Cine a certificate that interests in Azteca are not U.S. real property interests within the meaning of Section 897(c) of the Code, which certificate shall be provided pursuant to Treasury Regulation Section 1.1445-2(c)(3) and shall conform to Treasury Regulation Section 1.897-2(h).

          (f)    Tax Opinion.

              (i)  IM shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to IM, dated the date of the Effective Time, in form and substance reasonably satisfactory to IM, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Mergers, taken together, will constitute an exchange described in Section 351 of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from each of Parent, Azteca, Cine and IM, which letters shall be in such form and substance as may reasonably be required by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Each such tax representation letter shall be dated the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Paul, Weiss, Rifkind, Wharton & Garrison LLP shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

             (ii)  Cine shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to Cine, dated the date of the Effective Time, in form and substance reasonably satisfactory to Cine, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Mergers, taken together, will constitute an exchange described in Section 351 of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from each of Parent, Azteca, Cine and IM, which letters shall be in such form and substance as may reasonably be required by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Each such tax representation letter shall be dated the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Paul, Weiss, Rifkind, Wharton & Garrison LLP shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

          (g)    Equity Restructuring and Warrant Purchase Agreement.    Each of Azteca, Parent and the Azteca stockholders party thereto shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under the Equity Restructuring and Warrant Purchase Agreement, and all transactions contemplated by the Equity Restructuring and Warrant Purchase Agreement shall have been completed at or prior to the Closing Date.

          (h)    Listing of Parent.    The Parent Class A Common Stock issuable under Article II, and those shares of Parent Class A Common Stock required to be reserved for issuance in connection with the Transaction, shall have been authorized for listing on The NASDAQ Capital Market; provided, however, that notwithstanding anything to the contrary contained herein, the foregoing condition shall be deemed to be satisfied if the sole reason the Parent Class A Common Stock has not been authorized for listing on The NASDAQ Capital Market shall be the failure of Parent to have at least the minimum number of "Round Lot Holders" (as defined in Rule 5005(a)(37) of the NASDAQ Listing Rules) required for such a listing.

        Section 8.3    Additional Conditions to Obligations of Azteca.    The obligations of Azteca to effect the Transaction are further subject to satisfaction or waiver at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    Each of the representations and warranties of IM and Cine set forth in this Agreement shall be true and correct (without giving effect to materiality qualifiers, "IM Material Adverse Effect" or "Cine Material Adverse Effect" qualifiers) as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time (except to the extent that such representations and warranties refer specifically to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date), except (i) this condition shall be deemed satisfied unless the incorrectness of such representations and warranties would, in the aggregate, reasonably be expected to result in an IM Material Adverse Effect or Cine Material Adverse Effect, as applicable, and (ii) that the representations and warranties set forth in Section 3.2 and Section 4.2 shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as though made as of the Effective Time.

          (b)    Performance of Obligations of IM and Cine.    Each of IM and Cine shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement at or prior to the Closing Date.

          (c)    No Material Adverse Effect.    Since the date of this Agreement, there shall not have occurred any event, change, effect or circumstance that has had, or would reasonably be expected to have, an IM Material Adverse Effect or a Cine Material Adverse Effect.

          (d)    Officer's Certificates.    Azteca shall have received officer's certificates duly executed by each of the Chief Executive Officer and Chief Financial Officer of each of IM and Cine to the effect that the conditions applicable to IM or Cine, as applicable, set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(c) have been satisfied.

          (e)    FIRPTA Certificate.

              (i)  IM shall have delivered to Azteca a certificate that fifty percent or more of the value of the gross assets of IM does not consist of U.S. real property interests or that ninety percent or more of the value of the gross assets of IM does not consist of U.S. real property interests plus cash or cash equivalents, which certificate shall be pursuant to Treasury Regulations Section 1.1445-11T(d)(2).

             (ii)  Cine shall have delivered to Azteca a certificate that interests in Cine are not U.S. real property interests within the meaning of Section 897(c) of the Code, which certificate shall be provided pursuant to Treasury Regulation Section 1.1445-2(c)(3) and shall conform to Treasury Regulation Section 1.897-2(h).

          (f)    Tax Opinion.    Azteca shall have received the opinion of Greenberg Traurig, LLP, counsel to Azteca, dated the date of the Effective Time, in form and substance reasonably satisfactory to Azteca, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, the Mergers, taken together, will constitute an exchange described in Section 351 of the Code, which opinion shall not have been withdrawn or modified in any material respect. The issuance of such opinion shall be conditioned on the receipt of tax representation letters from each of Parent, Azteca, Cine and IM, which letters shall be in such form and substance as may reasonably be required by Greenberg Traurig, LLP. Each such tax representation letter shall be dated the date of such opinion and shall not have been withdrawn or modified in any material respect as of the date of such opinion. Greenberg Traurig, LLP shall, in rendering its opinion, be entitled to rely on the facts, representations and assumptions contained in such letters.

          (g)    Equity Restructuring and Warrant Purchase Agreement.    Each of the IM Member and the stockholders of Cine shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under the Equity Restructuring and Warrant Purchase Agreement, and all transactions contemplated by the Equity Restructuring and Warrant Purchase Agreement shall have been completed at or prior to the Closing Date.

ARTICLE IX

TERMINATION

        Section 9.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or (subject to the terms hereof) after obtaining the Azteca Stockholder Approval, by action taken or authorized by the Board of Directors of the terminating party or parties:

          (a)   by mutual written consent of Azteca, Cine and IM;

          (b)   by any of Azteca, IM or Cine:

              (i)  if the Transaction shall not have been consummated by the close of business on April 6, 2013 (the "Outside Date");

             (ii)  if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Transaction, which Order or other action is final and nonappealable;

            (iii)  if the Azteca Stockholder Approval shall not have been obtained at the Azteca Stockholders' Meeting, or at any adjournment or postponement thereof, at which the vote was taken;

            (iv)  if the Warrantholders Approval shall not have been obtained at the Warrantholders Meeting, or at any adjournment or postponement thereof, at which the vote was taken;

          (c)   by Azteca upon a breach or violation of any representation, warranty, covenant or agreement on the part of IM or Cine set forth in this Agreement, which breach or violation would result in the failure to satisfy the conditions set forth in Section 8.2(a) or Section 8.2(b) and in any such case, such breach or violation shall be incapable of being cured by the Effective Time, or such breach or violation is not cured within 30 days following receipt of written notice by Azteca of such breach or violation; provided, however, that Azteca shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Azteca is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement;

          (d)   by IM or Cine upon a breach or violation of any representation, warranty, covenant or agreement on the part of Azteca set forth in this Agreement, which breach or violation would result in the failure to satisfy either of the conditions set forth in Section 8.3(a) or Section 8.3(b) and in any such case, such breach or violation shall be incapable of being cured by the Effective Time, or such breach or violation is not cured within 30 days following receipt of written notice by IM and Cine of such breach or violation; provided, however, that IM and Cine shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if IM or Cine are then in material breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement;

          (e)   by IM or Cine, if the Azteca Board shall have failed to recommend to its stockholders that they give the Azteca Stockholder Approval in accordance with Section 7.3(a), shall have failed to recommend to the holders of Stockholder Warrants that they give the Warrantholders Approval in accordance with Section 7.3(b) or shall have effected an Azteca Adverse Recommendation Change; or

          (f)    by IM or Cine, if Azteca shall have materially breached the terms of Section 7.1 in any respect adverse to IM or Cine, or Azteca hall have materially breached its obligations under Section 7.3 by failing to call, give notice of, convene and hold the Azteca Stockholders Meeting or the Warrantholders Meeting in accordance with Section 7.3.

Any party terminating this Agreement pursuant to paragraphs (b)-(f) of this Section 9.1 shall give written notice of such termination to the other parties in accordance with this Agreement, which written notice shall specify the provision or provisions hereunder pursuant to which such termination is being effected.

        Section 9.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and all obligations of the parties hereunder shall terminate; provided, however, that none of the parties shall have any liability in respect of a termination of this Agreement, except that the provisions of Section 7.4(b) and Article X shall survive termination of this Agreement.

 ARTICLE X

GENERAL PROVISIONS

        Section 10.1    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit the survival of any covenant or agreement of the parties in the Agreement that by its terms contemplates performance after the Effective Time.

        Section 10.2    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (receipt confirmed), sent via electronic mail, sent by an internationally recognized overnight courier (providing proof of delivery), or mailed in the United States by certified or registered mail, postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)   if to Azteca, to:

      c/o Brener International Group, LLC
      421 No. Beverly Dr., Suite 300
      Beverly Hills, CA 90210
      Attention: Mr. Juan Pablo Albán
      Fax No: (310) 553-1637
      Email: jpalban@brenergroup.com

      with copies (which shall not constitute notice hereunder) to:

      Greenberg Traurig, P.A.
      401 E. Las Olas Blvd., Suite 2000
      Fort Lauderdale, FL 33301
      Attention: Donn Beloff, Esq.
      Fax No: 954-765-1477
      Email: beloffd@gtlaw.com

          (b)   if to IM, to:

      InterMedia Español Holdings, LLC
      c/o InterMedia Partners, L.P.
      405 Lexington Avenue, 48th Floor
      New York, NY 10174
      Attention: Mark Coleman, Esq. and Mr. Craig Fischer
      Fax No: (212) 503-2879
      Email: mcoleman@intermediaadvisors.com and
      cfischer@intermediaadvisors.com

      with a copy (which shall not constitute notice hereunder) to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, NY 10019-6064
      Fax No: (212) 757-3990
      Attention: Jeffrey D. Marell, Esq.
      Email: jmarell@paulweiss.com

          (c)   if to Cine, Parent or any Merger Subsidiary, to:

      Cine Latino, Inc.
      c/o InterMedia Partners, L.P.
      405 Lexington Avenue, 48th Floor
      New York, NY 10174
      Attention: Mark Coleman, Esq. and Mr. Craig Fischer
      Fax No: (212) 503-2879
      Email: mcoleman@intermediaadvisors.com and
      cfischer@intermediaadvisors.com

      Cine Latino, Inc.
      c/o InterMedia Partners, L.P.
      2000 Ponce de Leon Boulevard
      Suite 500
      Coral Gables, FL 33134
      Attention: Mr. Alan Sokol
      Fax No: (305) 421-6389
      Email: asokol@intermediaadvisors.com

      and

      Cine Latino, Inc.
      c/o Cinema Aeropuerto, S.A. de C.V.
      Blvd Manuel Avila Camacho 147
      Chapultepec Morales
      11560 Ciudad de Mexico, D.F.
      Mexico
      Attention: Mr. Jose A. Abad
      Fax No: +52 (55) 5283-4314
      Email: jabad@mvs.com

      with a copy (which shall not constitute notice hereunder) to:

      Paul, Weiss, Rifkind, Wharton & Garrison LLP
      1285 Avenue of the Americas
      New York, NY 10019-6064
      Fax No: (212) 757-3990
      Attention: Jeffrey D. Marell, Esq.
      Email: jmarell@paulweiss.com

        Section 10.3    Definitions.    As used in this Agreement, the following terms have the respective meanings set forth below.

        "Acceptable Confidentiality Agreement" means a confidentiality agreement between Azteca and a Person contemplating making an Alternative Proposal that contains (i) terms that are no less favorable in the aggregate to Azteca than those contained in the Confidentiality Agreement and (ii) a customary standstill provision.

        "Action" means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Authority, whether civil, criminal, administrative or otherwise, in Law or in equity.

        "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

        "Alternative Proposal" means any proposal or offer (whether or not in writing), with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Azteca representing 25% or more of the assets of Azteca, (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in Azteca or otherwise) of any business or assets of Azteca representing 25% or more of the consolidated revenues, net income or assets of Azteca, (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of Azteca, (iv) any tender offer or exchange offer as a result of which any Person or group shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, of 25% or more of the voting power of Azteca or (v) any combination of the foregoing (in each case, other than the Transaction).

        "Ancillary Agreements" means the Registration Rights Agreement, the Support Agreement, the Lock-Up Agreement, the Equity Restructuring Agreement and the Warrant Purchase Agreement.

        "Azteca Charter" means the Amended and Restated Certificate of Incorporation of Azteca, dated as of June 30, 2011.

        "Azteca Common Stock" means the common stock, par value $0.0001 per share, of Azteca.

        "Azteca Disclosure Schedule" means the Disclosure Schedule prepared by Azteca and delivered to IM on or prior to the date of this Agreement.

        "Azteca Material Adverse Effect" means a material adverse effect on the financial condition or operating results of Azteca; provided, however, that an "Azteca Material Adverse Effect" shall not include the impact on such financial condition or operating results arising out of or attributable to (i) any regional, national or international economic, financial, social or political conditions (including changes therein) or events in general, (ii) effects resulting from changes in the financial, banking or securities markets (including in each of clauses (i) and (ii) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving Puerto Rico or the United States), (iii) effects arising from changes in laws or accounting principles, (iv) effects relating to any acts of God, including any actual disaster such as a hurricane or earthquake; (v) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (vi) effects resulting from compliance with the terms and conditions of this Agreement by Azteca or consented to in writing by Azteca or (vii) any breach of this Agreement by IM or Cine.

        "Azteca Stockholder Approval" means the affirmative vote of a majority of the outstanding shares of Azteca Common Stock entitled to vote thereon at a duly convened and held stockholders' meeting in favor of the adoption of this Agreement.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banking institutions are required or authorized by law to be closed in New York, New York.

        "Cine Common Stock" means the common stock, par value $0.01 per share, of Cine.

        "Cine Disclosure Schedule" means the Disclosure Schedule prepared by Cine and delivered to Azteca on or prior to the date of this Agreement.

        "Cine Financial Statements" means (i) the audited balance sheet of Cine (the "Cine Audited Balance Sheet"), and the related statements of operations, stockholders' equity and comprehensive income and cash flows of Cine for the year ended December 31, 2011, together with the notes and schedules thereto (the "Cine Audited Financial Statements") and (ii) the unaudited balance sheet of Cine as of September 30, 2012 (the "Cine Interim Balance Sheet") and the related statements of income, shareholders' equity and cash flows of Cine for the nine (9) months ended September 30, 2012, (the "Cine Unaudited Financial Statements").

        "Cine Loan Agreement" means that certain Amended and Restated Credit Agreement, dated as of June 17, 2011, among Cine Latino, Inc., as the borrower, the other parties thereto designated as Credit Parties, various financial institutions who are now or may become parties thereto as Lenders, General Electric Capital Corporation as Agent, GE Capital Markets, Inc. as Sole Lead Arranger and Book Runner and Royal Bank of Canada as Syndication Agent, as amended, supplemented or otherwise modified from time to time.

        "Cine Material Adverse Effect" means a material adverse effect on the business, results of operations or assets of Cine; provided, however, that a "Cine Material Adverse Effect" shall not include the impact on such business, results of operations or assets arising out of or attributable to (i) conditions or effects that generally affect the industries in which Cine operates (including legal and regulatory changes), (ii) any regional, national or international economic, financial, social or political conditions (including changes therein) or events in general, (iii) effects resulting from changes in the financial, banking or securities markets (including in each of clauses (i), (ii) and (iii) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving Puerto Rico or the United States), (iv) effects arising from changes in laws or accounting principles, (v) effects relating to any acts of God, including any actual disaster such as a hurricane or earthquake; (vi) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (vii) effects resulting from compliance with the terms and conditions of this Agreement by Cine or consented to in writing by Azteca or (viii) any breach of this Agreement by Azteca. For the avoidance of doubt, a Cine Material Adverse Effect shall be measured only against past performance of Cine and not against any forward-looking statements, financial projections or forecasts of Cine.

        "Cine Subsidiary" means a Subsidiary of Cine.

        "Cinema Aeropuerto" means Cinema Aeropuerto, S.A. de C.V.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Communications Act" means Communications Act of 1934 and the rules, regulations, orders and published policies of the Federal Communications Commission.

        "Competition Laws" mean the HSR Act, the Sherman Antitrust Act of 1890, as amended, the Clayton Act of 1914, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, Orders, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

        "Confidentiality Agreement" means the Confidentiality Agreement, dated September 16, 2011, by and between Azteca and IM, as thereafter may be amended.

        "Contract" means any written or oral agreement, arrangement, contract, subcontract, settlement agreement, lease, sublease, instrument, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license or sublicense.

        "DGCL" means the General Corporation Law of the State of Delaware, as amended.

        "Encumbrance" means any and all liens, encumbrances, charges, mortgages, options, pledges, restrictions on transfer, security interests, hypothecations, easements, rights-of-way or encroachments of any nature whatsoever, whether voluntarily incurred or arising by operation of law.

        "Environmental Claims" means any written claims, notice of noncompliance or violation or legal proceedings by any Governmental Authority or Person alleging material liability arising under any Environmental Law.

        "Environmental Laws" means any and all applicable federal, state, foreign, interstate, local or municipal Laws, rules, Orders, regulations, statutes, ordinances, codes, injunctions, decrees and requirements of any Governmental Authority, any and all common Law requirements, rules and bases of liability regulating, relating to, or imposing liability or standards of conduct concerning (a) pollution, (b) any Hazardous Materials or (c) protection of human health, safety or the environment, as currently in effect.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the regulation promulgated thereunder.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "FCC" means the Federal Communications Commission.

        "FCC Authorizations" means all of the licenses, permits and other authorizations issued by the FCC to IM or the IM Subsidiaries.

        "FCC Renewal Applications" means the license renewal applications (FCC Form 303-S) for the Stations' main station broadcast licenses.

        "GAAP" means the United States generally accepted accounting principles.

        "Governmental Authority" means any United States federal, national, state, foreign, provincial, local or other government or any governmental, regulatory, administrative or self-regulatory authority, agency, bureau, board, commission, court, judicial or arbitral body, department, political subdivision, tribunal or other instrumentality thereof.

        "Hazardous Substance" means any substance defined by or regulated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., the Clean Water Act, 33 U.S.C. §1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §300f et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §1801 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq., the Oil Pollution Act, 15 U.S.C. §2601 et seq., and any state or local equivalents thereof.

        "HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "IM Affiliation Agreements" means all the carriage, affiliation, distribution and similar agreements for the retransmission or other distribution of the WAPA America channel in the United States, its territories and/or possessions on a linear or non-linear (including video-on-demand or online) basis to which IM or its Affiliates is a party, including new, replacement or extension agreements, in each case, solely to the extent relating to WAPA America channel.

        "IM Disclosure Schedule" means the Disclosure Schedule prepared by IM and delivered to Azteca on or prior to the date of this Agreement.

        "IM Financial Statements" means (i) the audited consolidated balance sheet of IM and the IM Subsidiaries (the "IM Audited Balance Sheet"), and the related consolidated statements of operations and comprehensive income, member's capital and cash flows of IM and the IM Subsidiaries for the year ended December 31, 2011, together with the notes and schedules thereto (the "IM Audited Financial Statements") and (ii) the unaudited consolidated balance sheet of the IM and the IM Subsidiaries as of September 30, 2012 (the "IM Interim Balance Sheet") and the related consolidated statements of income, member's capital and cash flows of IM and the IM Subsidiaries for the nine (9) months ended September 30, 2012, (the "IM Unaudited Financial Statements").

        "IM Loan Agreement" means that certain Loan Agreement, dated as of March 31, 2011, among InterMedia Español, Inc. and Televicentro of Puerto Rico, LLC, as borrowers, various financial institutions who are now or may become parties thereto as Lenders, The Bank of Nova Scotia and RBC Capital Markets as Joint Lead Arrangers, Banco Popular de Puerto Rico as Syndication Agent and The Bank of Nova Scotia as Syndication Agent, as amended, supplemented or otherwise modified from time to time.

        "IM Material Adverse Effect" means a material adverse effect on the business, results of operations or assets of IM and the IM Subsidiaries, taken as a whole; provided, however, that an "IM Material Adverse Effect" shall not include the impact on such business, results of operations or assets arising out of or attributable to (i) conditions or effects that generally affect the industries in which IM and the IM Subsidiaries operate (including legal and regulatory changes), (ii) any regional, national or international economic, financial, social or political conditions (including changes therein) or events in general, (iii) effects resulting from changes in the financial, banking or securities markets (including in each of clauses (i), (ii) and (iii) above, any effects or conditions resulting from an outbreak or escalation of hostilities, acts of terrorism, political instability or other national or international calamity, crisis or emergency, or any governmental or other response to any of the foregoing, in each case whether or not involving Puerto Rico or the United States), (iv) effects arising from changes in laws or accounting principles, (v) effects relating to any acts of God, including any actual disaster such as a hurricane or earthquake; (vi) effects relating to the announcement of the execution of this Agreement or the transactions contemplated hereby, (vii) effects resulting from compliance with the terms and conditions of this Agreement by IM and the IM Subsidiaries or consented to in writing by Azteca or (viii) any breach of this Agreement by Azteca. For the avoidance of doubt, an IM Material Adverse Effect shall be measured only against past performance of IM and the IM Subsidiaries, taken as a whole, and not against any forward-looking statements, financial projections or forecasts of IM or the IM Subsidiaries.

        "IM Subsidiary" means a Subsidiary of IM.

        "IM Units" means limited liability company interests of IM.

        "Indebtedness" means, with respect to any Person, without duplication, any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities that would be reflected as current liabilities on a balance sheet prepared in accordance with GAAP arising in the ordinary course of business, (d) any obligations as lessee under capitalized leases, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any reimbursement, payment or similar obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (g) interest rate swap agreements and (h) any binding obligation of such Person (or its Subsidiaries) to guarantee any of the types of payments described in the foregoing clauses on behalf of any other Person.

        "Intellectual Property" means all intellectual property or proprietary rights of any kind in any jurisdiction, including all (a) copyrights, (b) patents and industrial designs (including all divisions, continuations, continuations-in-part, or patents issued thereon or reissues thereof), (c) Software, (d) Trademarks, (e) Trade Secrets and (f) all registrations and applications relating to any of the foregoing.

        "IRS" means the Internal Revenue Service.

        "Law" means any statute or law (including common law), constitution, code, ordinance, rule, treaty or regulation and any Order.

        "NYSE" means the New York Stock Exchange.

        "Order" means any award, injunction, judgment, decree, order, ruling, subpoena, assessment, writ or verdict or other decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

        "Parent Class A Common Stock" means shares of class A common stock of Parent, par value $0.0001 per share, authorized by the Amended Parent Certificate of Incorporation.

        "Parent Class B Common Stock" means shares of class B common stock of Parent, par value $0.0001 per share, authorized by the Amended Parent Certificate of Incorporation.

        "Parent Common Stock" means the Parent Class A Common Stock and Parent Class B Common Stock.

        "Permitted Encumbrances" means, with respect to Azteca, Cine or IM, as applicable, (i) mechanics', carriers', workmen's, repairmen's, landlord's or other like Encumbrances arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by such Person or any of its Subsidiaries and for which such Person or its applicable Subsidiary has established adequate reserves, (ii) Encumbrances for Taxes that are not due and payable, are being contested in good faith by appropriate proceedings or that may thereafter be paid without interest or penalty and for which there has been established adequate reserves, (iii) Encumbrances that are reflected as liabilities on its most recent audited balance sheet and the existence of which is referred to in the notes to such balance sheet, (iv) all non-monetary exceptions to title insurance coverage that customarily or of necessity are not or cannot be removed (such as rights or instruments that are recorded against the Real Property owned by such Person), (v) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (vi) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (vii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (viii) restrictions on transfer of securities imposed by applicable state and federal securities Laws, (ix) Encumbrances created under the IM Loan Agreement (with respect to IM) or the Cine Loan Agreement (with respect to Cine), and (x) other non-monetary imperfections of title or encumbrances, if any, that, individually or in the aggregate have not had, and would not reasonably be expected to have, an Azteca Material Adverse Effect or an IM Material Adverse Effect, as applicable.

        "Person" means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Authority.

        "Real Property" shall mean all land, together with all interests in buildings, structures, improvements and fixtures located thereon and all easements and other rights and interests appurtenant thereto and all leasehold and subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property.

        "Retransmission Consent Agreement" means any written agreement or written grant of consent validly authorizing the retransmission of any Station's signal.

        "SEC" means the United States Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Software" means computer programs, software and databases, and all documentation related to any of the foregoing, excluding any generally available commercial software licensed on non-negotiated terms for a one-time license fee less than $10,000.

        "SOX Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "Sponsor" means Azteca Acquisition Holdings, LLC.

        "Sponsor Warrants" means warrants issued to Sponsor to purchase 4,666,667 shares of Azteca Common Stock pursuant to the Warrant Agreement.

        "Stations" means television broadcast stations WAPA-TV, WTIN-TV and WNJX-TV.

        "Stockholder Warrants" means warrants issued to Azteca's public stockholders to purchase 10,000,000 shares of Azteca Common Stock pursuant to the Warrant Agreement.

        "Subsidiary" means, with respect to any specified Person, (a) a corporation of which more than 50% of the voting or capital stock is, as of the time in question, directly or indirectly owned by such Person and (b) any partnership, joint venture, association, or other entity in which such Person, directly or indirectly, owns more than 50% of the equity or economic interest thereof or has the power to elect or direct the election of more than 50% of the members of the governing body of such entity.

        "Superior Proposal" means any bona fide written Alternative Proposal made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 80% of the voting power of Azteca or substantially all of the assets of Azteca on terms which the Azteca Board determines in good faith (after consultation with its legal and financial advisors) (i) to be superior to the holders of Azteca Common Stock from a financial point of view than (x) the Transaction, taking into account all the terms and conditions of such proposal and the Person making the proposal (including all financial, regulatory, legal conditions to consummation and other aspects of such proposal), and (y) this Agreement (including any changes proposed by IM and Cine to the terms of this Agreement), and (ii) is reasonably capable of being consummated on the terms proposed and (iii) for which financing, if a cash transaction (whether in whole or in part), is not a condition to closing and the Alternative Proposal does not limit damages in the event of a failure to close as a result of failing to obtain financing to an extent greater than this Agreement.

        "Tax" or "Taxes" means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem or value added.

        "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

        "Trade Secrets" mean trade secrets and other confidential information, including technology, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

        "Trademarks" mean trademarks, service marks, trade names, trade dress, domain names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill of the business symbolized by any of the foregoing.

        "Transaction" means the Mergers and all other transactions contemplated by this Agreement and the Transaction Documents to be consummated at the Closing.

        "Transaction Documents" means this Agreement, including all Schedules and Exhibits hereto, the Azteca Disclosure Schedule, the IM Disclosure Schedule, the Cine Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by Parent, any Merger Subsidiary, IM, Cine or Azteca in connection with the Transaction.

        "Treasury Regulations" means the Treasury regulations promulgated under the Code.

        "Trust Account" means the trust account established by Azteca for the benefit of its public stockholders and maintained at the Trustee, pursuant to the Trust Agreement.

        "Trust Agreement" means the investment management trust agreement, dated as of June 29, 2011, by and between Azteca and the Trustee.

        "Trustee" means Continental Stock Transfer & Trust Company.

        "Warrant Agreement" means the Warrant Agreement, dated as of June 29, 2011, between Azteca and Continental Stock Transfer and Trust Company, as Warrant Agent.

        "Warrant Amendment" means the Assignment, Assumption and Amendment of Warrant Agreement, pursuant to which each Warrant shall become exercisable for one half a share of Azteca Common Stock with an exercise price of $6.00 per Warrant and each holder of a Warrant shall receive a special distribution of $0.50 per Warrant, attached as Exhibit K.

        "Warrantholders Approval" means the affirmative vote of holders of at least 65% of the Stockholder Warrants at a duly convened and held Warrantholders Meeting in favor of the approval of the Warrant Amendment.

        "Warrants" mean the Sponsor Warrants and the Stockholder Warrants.

        Section 10.4    Terms Defined Elsewhere.    The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Acquisition Agreement	7.1(a)
Act	1.2(a)
Agreement	Preamble
Amended Parent By-Laws	1.5(d)
Amended Parent Certificate of Incorporation	1.5(d)
Azteca	Preamble
Azteca Adverse Recommendation Change	7.1(c)
Azteca Board	Recitals
Azteca Board Recommendation	7.3(a)
Azteca Certificate	2.1(a)
Azteca Financial Statements	5.6(b)
Azteca Material Adverse Effect	8.2(a)
Azteca Merger	Recitals
Azteca Merger Consideration	2.1(a)
Azteca Merger Filing	1.1(b)
Azteca Merger Sub	Preamble
Azteca Notice of Recommendation Change	7.1(d)
Azteca Permits	5.7(b)
Azteca Preferred Stock	5.2(a)
Azteca SEC Documents	5.6(a)
Azteca Stockholders' Meeting	7.2
Azteca Surviving Corporation	1.1(a)

Term	Section
Cine	Preamble
Cine Benefit Plans	4.14(a)
Cine Board	Recitals
Cine Material Contracts	4.10
Cine Merger	Recitals
Cine Merger Consideration	2.8(a)
Cine Merger Filing	1.3(b)
Cine Merger Sub	Preamble
Cine Permits	4.13
Cine Surviving Corporation	1.3(a)
Closing	1.4
Closing Date	1.4
Companies	Preamble
Converted Warrant	2.2
Dissenting Shares	2.1(c)
Effective Time	1.1(b)
Equity Restructuring Agreement	Recitals
Exchange Agent	2.3(a)
Exchange Fund	2.3(b)
FCC Approval	7.15
Holdco	4.1(b)
IM	Preamble
IM Benefit Plans	3.14(a)
IM ERISA Affiliate	3.14(c)
IM Material Contracts	3.10
IM Member	Recitals
IM Merger	Recitals
IM Merger Consideration	2.5(a)(i)
IM Merger Filing	1.2(b)
IM Merger Sub	Preamble
IM Permits	3.13(a)
IM Real Property	3.18
IM Surviving LLC	1.2(a)
Indemnified Party	7.10(a)
Insurance Policies	3.17
Intervening Event	7.1(d)
Lease	3.18
Leased Properties	3.18
Leases	3.18
Lock-Up Agreement	Recitals
Material FCC Authorizations	3.13(b)
Merger Subsidiaries	Preamble
Mergers	Recitals
Morgan Stanley	3.21
Outside Date	9.1(b)(i)
Owned Properties	3.18
Parent	Preamble
Parent Board	Recitals
Proxy Statement/Prospectus	7.2
Recommendation Change Notice Period	7.1(d)

Term	Section
Registration Rights Agreement	Recitals
Registration Statement	7.2
Related Party	5.11
Representatives	7.4(a)
Subleases	3.18
Support Agreement	Recitals
Surviving Entities	1.3(a)
Warrant Purchase Agreement	Recitals
Warrantholders Meeting	7.2

        Section 10.5    Interpretation.    Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

          (a)   The article and section headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation hereof.

          (b)   When a reference is made in this Agreement to an article or a section, paragraph, Exhibit or schedule, such reference shall be to an article or a section, paragraph, Exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

          (c)   Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (d)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

          (e)   The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if."

          (f)    The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

          (g)   A reference to "$," "U.S. dollars" or "dollars" shall mean the legal tender of the United States of America.

          (h)   A reference to any period of days shall be deemed to be to the relevant number of calendar days, unless otherwise specified.

          (i)    All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

          (j)    Unless otherwise defined, a reference to any accounting term shall have the meaning as defined under GAAP.

          (k)   The parties have participated jointly in the negotiation and drafting of this Agreement (including the Schedules and Exhibits hereto). In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

          (l)    Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented,

  including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

          (m)  The phrases "made available to IM" and "provided to IM" when used herein, shall mean copies of the subject document were either (i) made publicly available as an Exhibit to Azteca's annual report on Form 10-K for the fiscal year ended December 31, 2011 or to any subsequently filed Form 10-Q filed by Azteca with the SEC prior to the date hereof or (ii) otherwise provided to IM.

          (n)   The phrases "made available to Azteca" and "provided to Azteca" when used herein, shall mean copies of the subject document (i) were uploaded to certain data rooms prior to the date of this Agreement accessible by Azteca and/or (ii) otherwise provided to Azteca.

        Section 10.6    Counterparts.    This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Agreement, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

        Section 10.7    Entire Agreement; No Third-Party Beneficiaries.    This Agreement and the other Transaction Documents (including the Confidentiality Agreement and the documents and instruments referred to herein) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and except for, after the Effective Time, the rights of Azteca's stockholders to receive the Azteca Merger Consideration as specified in Section 2.1, and the rights of Azteca's, Cine's and IM's current directors and officers under Section 7.10, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder. Without limiting the foregoing, the representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 10.8    Governing Law.    This Agreement and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

        Section 10.9    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        Section 10.10    Consent to Jurisdiction.    Each of the parties hereto hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or the Transaction, or for recognition and enforcement of any judgment in respect of this Agreement or the Transaction and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or the Transaction in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or the Transaction, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 10.10, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the Transaction or the subject matter hereof, may not be enforced in or by such courts.

        Section 10.11    Effect of Disclosure.    The disclosure of any matter in the Azteca Disclosure Schedule, the Cine Disclosure Schedule or the IM Disclosure Schedule shall expressly not be deemed to constitute an admission by Azteca, Cine or IM, respectively, or to otherwise imply, that any such matter is material for the purpose of this Agreement.

        Section 10.12    Severability.    If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

        Section 10.13    Waiver and Amendment; Remedies Cumulative.    Subject to applicable Law, (a) any provision of this Agreement (other than Section 8.1(a)) or any inaccuracies in the representations and warranties of any of the parties or compliance with any of the agreements or conditions contained in this Agreement may be waived or (b) the time for the performance of any of the obligations or other acts of the parties here may be extended at any time prior to Closing. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom waiver is sought; provided, that any extension or waiver given in compliance with this Section 10.13 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Subject to applicable Law, any of the provisions of this Agreement (other than Section 8.1(a) and the first sentence of this Section 10.13) may be amended at any time, whether before or after the receipt of the Azteca Stockholder Approval, by the mutual written agreement of IM, Cine and Azteca; provided, however, that after the Azteca Stockholder Approval has been obtained, no such amendment shall be made which by law requires further stockholder approval without such approval. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

        Section 10.14    Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR

COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION OR THE ACTIONS OF IM, AZTECA OR ANY OF THE MERGER SUBSIDIARIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        Section 10.15    Specific Performance.    The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by any party. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches and/or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled to at Law or in equity.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

HEMISPHERE MEDIA GROUP, INC.
By:	/s/ CRAIG FISCHER
	Name:	Craig Fischer
	Title:	Vice President, Secretary and Treasurer
AZTECA ACQUISITION CORPORATION
By:	/s/ GABRIEL BRENER
	Name:	Gabriel Brener
	Title:	President, CEO and Chairman
INTERMEDIA ESPAÑOL HOLDINGS, LLC
By:	/s/ CRAIG FISCHER
	Name:	Craig Fischer
	Title:	Authorized Signatory
CINE LATINO, INC.
By:	/s/ CRAIG FISCHER
	Name:	Craig Fischer
	Title:	Authorized Signatory
HEMISPHERE MERGER SUB I, LLC
By:	/s/ CRAIG FISCHER
	Name:	Craig Fischer
	Title:	Vice President, Secretary and Treasurer
HEMISPHERE MERGER SUB II, INC.
By:	/s/ CRAIG FISCHER
	Name:	Craig Fischer
	Title:	Vice President, Secretary and Treasurer
HEMISPHERE MERGER SUB III, INC.
By:	/s/ CRAIG FISCHER
	Name:	Craig Fischer
	Title:	Vice President, Secretary and Treasurer

[Signature Page to Agreement and Plan of Merger]

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  Exhibit 2.1
  EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER BY AND AMONG HEMISPHERE MEDIA GROUP, INC., HEMISPHERE MERGER SUB I, LLC, HEMISPHERE MERGER SUB II, INC., HEMISPHERE MERGER SUB III, INC., AZTECA ACQUISITION CORPORATION, INTERMEDIA ESPAÑOL HOLDINGS, LLC AND CINE LATINO, INC. DATED AS OF JANUARY 22, 2013
AGREEMENT AND PLAN OF MERGER TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
W I T N E S S E T H
ARTICLE I THE MERGERS
ARTICLE II EFFECTS OF THE MERGERS ON THE CAPITAL STOCK OF AZTECA, THE EQUITY INTERESTS OF IM AND THE CAPITAL STOCK OF CINE; EXCHANGE OF CERTIFICATES
ARTICLE III REPRESENTATIONS AND WARRANTIES OF IM
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CINE
ARTICLE V REPRESENTATIONS AND WARRANTIES OF AZTECA
ARTICLE VI COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VII ADDITIONAL AGREEMENTS
ARTICLE VIII CONDITIONS PRECEDENT
ARTICLE IX TERMINATION
ARTICLE X GENERAL PROVISIONS